Exhibit 10.24

STOCK PURCHASE AGREEMENT
BY AND AMONG
BREMBO NORTH AMERICA, INC.
and
HLI BRAKES HOLDING COMPANY, INC.
Dated as of
NOVEMBER 9, 2007

(i)

(ii)

(iii)

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS
Exhibit A	Accounting Principles
Exhibit B	Resolution of Stockholders of the Companies re Officers and Directors
Exhibit C	Financial Statements
Exhibit D	Form of Transition Services Agreement
Exhibit E	Form of Patent Assignment and License Agreement
Exhibit F	Form of Owner’s Affidavit

SCHEDULES
3.6	Allocation of Purchase Price
4.5	Absence of Litigation — Seller
5.2(a)	Financial Statements and Inventories: Exceptions to Accounting Principles
5.2(b)	Financial Statements and Inventories: Receivables
5.3(a)	Absence of Certain Changes or Events
5.4(d)	Directors and Officers of Companies
5.5(a)	Consents and Approvals; No Violation: Consents
5.5(b)	Consents and Approvals; No Violation: Conflicts
5.6	Absence of Litigation: Companies
5.7	Related Party Agreements
5.9(a)	Employee Benefit Plans; ERISA: List of U.S. Plans
5.9(c)	Employee Benefit Plans; ERISA: Title IV Liability
5.9(h)	Employee Benefit Plans; ERISA: Medical Plans
5.9(i)	Employee Benefit Plans; ERISA: Severance; Vesting
5.9(l)	Employee Benefit Plans: List of Mexican Plans
5.10(a)	Material Contracts — List
5.10(b)	Material Contracts — Default
5.11	Personal Property
5.12(a)	Environmental Matters: Compliance and Permits
5.12(b)	Environmental Matters: Claims and Releases
5.12(c)	Environmental Matters: Hazardous Materials
5.13(a)	Real Property: Owned Realty and Leased Realty
5.13(b)	Real Property: Liens
5.13(c)	Real Property: Leases
5.14(a)	Labor Matters
5.15	Insurance
5.16	Intellectual Property
5.17	Taxes
5.18	Products Liability
5.19	Brokers
6.3(b)	Consents; No Violation — Purchaser
7.6(d)	Affiliate Employees
7.11	Assumed Contracts
7.8	Assigned Intellectual Property
7.10	Continuing Employees

(iv)

     STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 9, 2007, by and among BREMBO NORTH AMERICA, INC., a Delaware corporation (“Purchaser”), and HLI BRAKES HOLDING COMPANY, INC., a Delaware corporation (“HLI Brakes” or “Seller”).
WITNESSETH:
     WHEREAS, HLI Brakes is the direct record and beneficial owner of all of the issued and outstanding shares of capital stock of Hayes Lemmerz International — Homer, Inc., a Delaware corporation (“HLI Homer”) and 99,999 of the issued and outstanding shares of capital stock of Hayes Lemmerz International — Frenos, S.A. de C.V., a Mexican corporation (“HLI Frenos”) (such shares referred to, respectively, as the “Brakes Homer Shares” and the “Brakes Frenos Shares”);
     WHEREAS, HLI Homer is the direct record and beneficial owner of one issued and outstanding share of capital stock of HLI Frenos (the “Homer Frenos Share” and together with the Brakes Homer Shares and the Brakes Frenos Shares, the “Shares”);
     WHEREAS, the Companies (defined below) are engaged in the business of manufacturing and selling precision machined rotors and drums used in foundation braking systems for the automotive industry in the North American market (the “Business”) and, in connection therewith, own and operate that certain manufacturing facility located in Homer, Michigan (the “Homer Plant”) and lease and operate that certain manufacturing facility located in Monterrey, Nuevo Leon, Mexico (the “Frenos Plant” and together with the Homer Plant, the “Plants”);
     WHEREAS, Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser the Shares (the “Stock Purchase”), all upon the terms and subject to the conditions contained herein; and
     WHEREAS, the respective Boards of Directors of Seller and Purchaser have approved this Agreement and the transactions contemplated hereby.
     NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND TERMS
     1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:
     “Accounting Firm” shall have the meaning set forth in Section 3.5(b) hereof.

     “Accounting Principles” shall mean the methodologies, practices, accounting applications and assumptions of the Companies set forth on Exhibit A hereto.
     “Affiliate” shall mean, as to any Person (as hereinafter defined), any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.
     “Affiliate Agreements” shall have the meaning set forth in Section 7.4 hereof.
     “Agreement” shall mean this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.
     “Allocation Schedule” shall have the meaning set forth in Section 7.13(g).
     “Assumed Contracts” shall have the meaning set forth in Section 7.11 hereof.
     “Balance Sheets” shall have the meaning set forth in Section 5.2(a) hereof.
     “Brakes Frenos Shares” shall have the meaning set forth in the recitals hereto.
     “Brakes Homer Shares” shall have the meaning set forth in the recitals hereto.
     “Business” shall have the meaning set forth in the recitals hereto.
     “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by law or executive order to close.
     “Closing” shall have the meaning set forth in Section 3.1 hereof.
     “Closing Date” shall have the meaning set forth in Section 3.1 hereof.
     “Closing Working Capital” shall have the meaning set forth in Section 3.5(a) hereof.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Companies” shall mean and include each of HLI Homer and HLI Frenos.
     “Competition Laws” shall mean foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other foreign laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, including the Ley Federal de Competencia and any such applicable Laws of Mexico.

     “Confidentiality Agreement” shall mean the Confidentiality Agreement, dated August 22, 2007, between Purchaser and Seller.
     “Consents” shall have the meaning set forth in Section 4.4(a) hereof.
     “Continuing Employees” shall have the meaning set forth in Section 7.10 hereof.
     “Contracts” shall have the meaning set forth in Section 5.10(a) hereof.
     “Credit Agreement” shall mean the Second Amended and Restated Credit Agreement, dated as of May 30, 2007, by and among HLI Operating Company, Inc., Hayes Lemmerz Finance LLC — Luxembourg S.C.A., Hayes Lemmerz International, Inc., the Lenders and Issuers party thereto, Citicorp North America, Inc., as administrative agent, Deutsche Bank Securities Inc., as syndication agent, and Citicorp North America, Inc., as documentation agent, including any related mortgages, deeds of trust, guaranties, pledge and security agreements, or other documents executed in connection therewith, all as amended through the date hereof.
     “Damages” shall have the meaning set forth in Section 8.1(a) hereof.
     “Environmental Claim” means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability arising out of, based on or resulting from (a) the presence or Release of any Hazardous Materials at any location owned or operated by any of the Companies and at any other location at which the Companies have disposed or arranged for the disposal of any Hazardous Materials, or (b) circumstances forming the basis of any violation of any Environmental Law.
     “Environmental Laws” shall mean all United States (in the case of HLI Homer or HLI Brakes) or Mexican (in the case of HLI Frenos) federal, state and local laws and regulations relating to pollution or protection of human health or the environment, including laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials and all United States (in the case of HLI Homer or HLI Brakes) or Mexican (in the case of HLI Frenos) federal, state and local laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” shall mean each trade or business (whether or not incorporated) that together with one or more of the Companies would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA.
     “ERISA Plans” shall have the meaning set forth in Section 5.9(a) hereof.
     “Estimated Closing Working Capital” equals $7,763,403 which is Seller’s good faith calculation of Working Capital as of the Closing Date as set forth in the Seller’s Estimated Closing Schedule.

     “Excepted Purchaser Claims” shall have the meaning set forth in Section 8.2(g)(ii) hereof.
     “Excepted Seller Claims” shall have the meaning set forth in Section 8.2(b) hereof.
     “Final Closing Working Capital” shall have the meaning set forth in Section 3.5(c) hereof.
     “Final Purchase Price” shall have the meaning set forth in Section 2.3(a) hereof.
     “Financial Statements” shall have the meaning set forth in Section 5.2(a) hereof.
     “Forms” shall have the meaning set forth in Section 7.13(g).
     “Frenos Plant” shall have the meaning set forth in the recitals hereto.
     “GAAP” shall mean generally accepted accounting principles and practices in effect from time to time in the United States as consistently applied.
     “Governmental Authority” shall have the meaning set forth in Section 4.4(a) hereof.
     “Guarantors” shall mean Hayes and Brembo S.p.A., an Italian corporation organized in the form of “Società per Azioni” and the indirect sole shareholder of the Purchaser.
     “Hayes” shall mean Hayes Lemmerz International, Inc., a Delaware corporation and the indirect sole shareholder of the Seller.
     “Hazardous Materials” shall mean all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan 40 C.F.R. 300.5, and any other hazardous or toxic substances, wastes or pollutants subject to regulation under Environmental Laws.
     “HLI Brakes” shall have the meaning set forth in the recitals hereto.
     “HLI Consolidated Group” shall have the meaning set forth in Section 5.17.
     “HLI Homer” shall have the meaning set forth in the recitals hereto.
     “HLI Frenos” shall have the meaning set forth in the recitals hereto.
     “Homer Frenos Share” shall have the meaning set forth in the recitals hereto.
     “Homer Plant” shall have the meaning set forth in the recitals hereto.
     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     “Indebtedness” of any Person at any date shall include (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien (as hereinafter defined) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (e) all direct or indirect guarantees of any of the foregoing for the benefit of another Person.
     “Indenture” shall mean the Indenture dated as of May 30, 2007 with respect to the 8.25% Senior Notes Due 2015 issued by Hayes Lemmerz Finance LLC — Luxembourg S.C.A., as amended or supplemented from time to time.
     “Initial Purchase Price” shall have the meaning set forth in Section 2.3(a) hereof.
     “Intellectual Property” shall have the meaning set forth in Section 5.16 hereof.
     “Inventory” shall mean raw materials, work in progress and finished goods, net of applicable reserves, and shall expressly exclude factory supplies, net of reserves as determined in accordance with the Accounting Principles.
     “IRS” shall mean the Internal Revenue Service of the Department of Treasury of the United States.
     “Knowledge of Purchaser” shall have the meaning set forth in Section 9.14 hereof.
     “Knowledge of Seller” shall have the meaning set forth in Section 9.14 hereof.
     “Labor Laws” shall have the meaning set forth in Section 9.14 hereof.
     “Laws” shall mean any United States (in the case of HLI Homer or HLI Brakes) or Mexican (in the case of HLI Frenos) federal, state or local law, statute, ordinance, rule, regulation, order, judgment or decree, administrative order or decree, administrative or judicial decision, and any other executive or legislative proclamation.
     “Leased Realty” shall have the meaning set forth in Section 5.13(a) hereof.
     “Leases” shall have the meaning set forth in Section 5.13(c) hereof.
     “Liens” shall mean any lien, security interest, mortgage, pledge, charge or similar encumbrance.
     “Litigation” shall have the meaning set forth in Section 5.6 hereof.
     “Material Adverse Effect” shall mean a material adverse effect on the business, results of operations or financial condition of the Companies, taken as a whole, except any such effect resulting primarily from (a) this Agreement, the transactions contemplated by this Agreement or the announcement thereof, (b) Purchaser’s announcement or other disclosure of its plans or intentions with respect to the conduct of the Business (or any portion thereof) of the Companies or (c) changes or conditions (including changes in economic, financial market, regulatory or political conditions, whether resulting from acts of terrorism or war or otherwise) affecting the United States and/or Mexican economies or the industry in which the Companies operate generally, to the extent such changes or conditions do not disproportionately affect the Companies.
     “Material Contracts” shall have the meaning set forth in Section 5.10(b) hereof.
     “Mexican Plans” shall have the meaning set forth in Section 5.9 hereof.
     “Owned Realty” shall have the meaning set forth in Section 5.13(a) hereof.
     “Owner’s Affidavit” shall mean the owner’s affidavit in the form attached hereto as Exhibit F relative to the removal of the standard title exceptions from the Purchaser’s real estate title insurance policy for the Owned Realty.
     “Patent Assignment and License Agreement” shall have the meaning set forth in Section 7.8 hereof.
     “Permits” shall have the meaning set forth in Section 5.8 hereof.
     “Permitted Liens” means (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business with respect to liabilities that are not yet due or delinquent, (ii) purchase money or similar liens granted to the Companies’ suppliers to secure trade credit extended to the Companies in the ordinary course of business; (iii) Liens for Taxes (as hereinafter defined), assessments and other governmental charges which are not delinquent or which may hereafter be paid without penalty or which are being contested in good faith (and disclosed in Schedule 5.17) by appropriate proceedings (for which reserves have been made in the Financial Statements), (iv) other imperfections of title or encumbrances, if any, which imperfections of title or other encumbrances, individually or in the aggregate, would not materially detract from the value of the property or asset to which it relates or materially impair the ability of the Companies to use the property or asset to which it relates in substantially the same manner as it was used prior to the Closing Date, (v) liens created by Purchaser in connection with the financing of the acquisition of the Owned Realty, (vi) statutory liens and similar encumbrances in favor of landlords, (vii) all matters disclosed in title policies, commitments, binders, reports, abstracts, certificates or other title-related materials furnished or made available to Purchaser; and (viii) all Liens disclosed on Schedules 5.13(b) and 5.13(c), other than those indicated thereon to be released or terminated on the Closing Date.
     “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization.
     “Plans” shall have the meaning set forth in Section 5.9 hereof.
     “Plan-to-Plan Transfer” shall have the meaning set forth in Section 7.10 hereof.

     “Plants” shall have the meaning set forth in the recitals hereto.
     “Pre-Closing Tax Period” shall have the meaning set forth in Section 7.13 hereof.
     “Purchase Price Adjustment” shall have the meaning set forth in Section 3.5(a) hereof.
     “Purchaser” shall have the meaning set forth in the preamble hereto.
     “Purchaser Claims” shall have the meaning set forth in Section 8.1(b) hereof.
     “Purchaser Group” shall have the meaning set forth in Section 8.1(a) hereof.
     “Purchaser Plans” shall have the meaning set forth in Section hereof.
     “Purchaser’s Closing Schedule” shall have the meaning set forth in Section 3.5(a) hereof.
     “Purchaser’s Savings Plan” shall have the meaning set forth in Section 7.10 hereof.
     “Related Party Agreements” shall have the meaning set forth in Section 5.7 hereof.
     “Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata), including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.
     “Schedule” shall mean any of the disclosure schedules being delivered by Seller concurrently with the execution of this Agreement.
     “Section 338(h)(10) Allocation Documents” shall have the meaning set forth in Section 7.13.
     “Section 338(h)(10) Election” shall have the meaning set forth in Section 7.137.13(g).
     “Section 338(h)(10) Filing Date” shall have the meaning set forth in Section 7.13.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Seller” shall have the meaning set forth in the recitals hereto.
     “Seller Claims” shall have the meaning set forth in Section 8.1(a) hereof.
     “Seller’s Dispute Notice” shall have the meaning set forth in Section 3.5(a) hereof.
     “Seller’s Estimated Closing Schedule” shall have the meaning set forth in Section 2.3(b) hereof.
     “Seller’s Savings Plan” shall have the meaning set forth in Section 1.1(d) hereof.

     “Shares” shall have the meaning set forth in the recitals hereto.
     “Stock Purchase” shall have the meaning set forth in the recitals hereto.
     “Straddle Period” shall have the meaning set forth in Section 7.13 hereof.
     “Taxes” shall mean all taxes, including (without limitation) income, gross receipts, Michigan single business tax, excise, property, sales, gain, use, license, capital stock, transfer, franchise, payroll, withholding, social security or value-added taxes, including any interest, penalties or additions attributable thereto, imposed by any United States (in the case of HLI Homer or HLI Brakes) or Mexican (in the case of HLI Frenos) federal, state or local Governmental Authority.
     “Tax Law” shall mean any Law relating to Taxes.
     “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.
     “Threshold Indemnification Amount” shall have the meaning set forth in Section 8.2(b) hereof.
     “Transition Services Agreement” shall have the meaning set forth in Section 7.7 hereof.
     “U.S.” shall mean United States.
     “U.S. Plans” shall have the meaning set forth in Section 5.9 hereof.
     “WARN Act” shall have the meaning set forth in Section 5.14 hereof.
     “Working Capital” shall mean, as of any date of determination, trade accounts receivable and inventory, less allowance for bad debt minus accounts payable. Working Capital explicitly excludes cash and cash equivalents. In calculating Working Capital, all reserves and other accounts shall be calculated in accordance with the Accounting Principles and as used in determining the Base Amount.
     1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.
     1.3 Other Definitional Provisions.
          (a) The words “hereof”, “herein”, “hereto”, “hereunder” and “hereinafter” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
          (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
          (c) The term “dollars” and character “$” shall mean United States dollars.

          (d) The word “including” shall mean including, without limitation, and the words “include” and “includes” shall have corresponding meanings.
ARTICLE II
PURCHASE AND SALE OF SHARES
     2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all right, title and interest in and to the Shares, free and clear of any and all Liens.
     2.2 Conveyance. Such sale, conveyance, assignment, transfer and delivery shall be effected by delivery by Seller to Purchaser or, at Purchaser’s request, to any other designee of Purchaser, of stock certificates representing the Shares, duly endorsed or accompanied by stock powers duly executed in blank with appropriate transfer stamps, if any, affixed, and/or any other documents that are necessary to transfer title to the Shares to Purchaser (or to any designee of Purchaser), free and clear of any and all Liens, and a copy certified by the secretary of the board of HLI Frenos of the notation in the shareholders registry of HLI Frenos of the transfer of the Brakes Frenos Shares to the Purchaser.
     2.3 Consideration.
          (a) Upon the terms and subject to the conditions of this Agreement, in consideration of such sale, conveyance, assignment, transfer and delivery of the Shares by Seller, Purchaser shall:
               (i) pay or cause to be paid to Seller, an aggregate amount in cash equal to the following (the “Initial Purchase Price”):
                    A. $58,200,000.00; and
                    B. plus, $533,008, being the amount of cash and cash equivalents held by the Companies at the Closing.
               (ii) assume, and agree to pay, perform and discharge when due, all of the Companies’ obligations arising under the Assumed Contracts on or after the Closing Date.
The Initial Purchase Price shall be adjusted pursuant to Section 3.5 hereof which, as finally adjusted, is referred to as the “Final Purchase Price”.
          (b) For purposes of calculating the Initial Purchase Price payable by Purchaser pursuant to Section 2.3(a), Seller has, prior to the Closing Date, prepared in good faith and delivered to Purchaser an estimated closing schedule prepared in accordance with the Accounting Principles setting forth in reasonable detail Seller’s good faith calculation of the Estimated Closing Working Capital (the “Seller’s Estimated Closing Schedule”), along with a copy of the computations and work papers used in connection with the preparation of Seller’s Estimated Closing Schedule.
ARTICLE III
CLOSING
     3.1 Closing. The closing of the Stock Purchase (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement by Purchaser, Seller and the Guarantors at the offices of Seller, 15300 Centennial Drive, Northville, Michigan, or at such other time and place or in such other manner as the parties hereto may mutually agree. The Closing shall be effective as of 12:01 a.m. (Eastern Standard Time) on November 9, 2007 and such date is referred to herein as the “Closing Date.”
     3.2 Deliveries by Seller and the Companies. At the Closing, Seller and the Companies, as applicable, shall deliver or cause to be delivered to Purchaser (unless delivered previously) the following:
          (a) certificates representing the Shares duly endorsed or accompanied by stock powers duly executed in blank with appropriate transfer stamps, if any, affixed, and together with a copy of the notation in the shareholders registry of HLI Frenos of the transfer of the HLI Frenos Shares to the Purchaser certified by the secretary of the board of HLI Frenos;
          (b) a resolution, substantially in the form attached hereto as Exhibit B, duly adopted by the board of directors and stockholder of each Company pursuant to which each Company accepts the resignations of its officers and directors listed on Schedule 5.4(d) and each of the officers and directors of such Company appointed by Seller are released from any and all liabilities which they may have incurred as a result of their service to such Company, other than those resulting from gross negligence or willful misconduct;
          (c) the Transition Services Agreement, duly executed by Seller and/or one or more of its Affiliates;
          (d) the Patent Assignment and License Agreement, duly executed by Seller and/or one or more of its Affiliates;
          (e) an Assignment and Assumption Agreement with respect to the Material Contracts set forth in Schedule 7.11, duly executed by Seller and/or one or more of its Affiliates;
          (f) a release from Seller and the officers and directors of the Companies, in form and substance reasonably satisfactory to Seller and Purchaser, releasing the Companies and their Affiliates from any claim arising on or prior to the Closing Date;
          (g) copies of the written resignations (effective as of the Closing) of the officers and members of the Board of Directors of the Companies set forth on Schedule 5.4(d);

          (h) copies of payoff letters agreeing to release and/or releases releasing the Companies from any obligations under any guarantees made on behalf of Seller;
          (i) evidence in form and substance reasonably satisfactory to Seller and Purchaser, that all Affiliate Agreements have been terminated;
          (j) releases of all Liens on the Shares and all Liens other than Permitted Liens on any of the Companies’ assets, including without limitation any pay-off letters, UCC-3 termination statements and other documents required hereunder in connection with such releases, in each case, in form and substance reasonably satisfactory to Purchaser;
          (k) the Owner’s Affidavit, duly executed by the Seller and/or one or more of its Affiliates; and
          (l) all other documents, certificates, instruments or writings reasonably required to be delivered by Seller or the Companies at or prior to the Closing pursuant to this Agreement or otherwise reasonably required in connection herewith.
     3.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Seller (unless delivered previously) the following:
          (a) a wire transfer of federal or other immediately available funds to one or more accounts designated by Seller in an aggregate amount equal to the Initial Purchase Price;
          (b) the Transition Services Agreement, duly executed by Purchaser or one of its Affiliates;
          (c) the Patent Assignment and License Agreement, duly executed by Purchaser or one of its Affiliates;
          (d) an Assignment and Assumption Agreement with respect to the Material Contracts set forth in Schedule 7.11, duly executed by Purchaser and/or one or more of the Companies;
          (e) a release from the Companies, in form and substance reasonably satisfactory to Seller and Purchaser, releasing the officers and directors of Seller and the Companies and Seller and its Affiliates from any claim arising on or prior to the Closing Date;
          (f) all other documents, certificates, instruments or writings reasonably required to be delivered by Purchaser at or prior to the Closing pursuant to this Agreement or otherwise reasonably required in connection herewith.
     3.4 Simultaneous Transactions. All of the transactions contemplated by this Agreement shall be deemed to occur simultaneously, and no such transaction shall be deemed to have been consummated until all such transactions have been consummated.
     3.5 Purchase Price Adjustment.

          (a) The Initial Purchase Price shall be subject to adjustment as set forth in this Section 3.5 (the “Purchase Price Adjustment”). As promptly as practicable, but in no event later than 45 days, after the Closing Date, Purchaser shall prepare and deliver to Seller a schedule (“Purchaser’s Closing Schedule”) prepared in accordance with the Accounting Principles setting forth in reasonable detail Purchaser’s calculation of Working Capital as of the Closing Date (“Closing Working Capital”), along with a copy of the computations and work papers used in connection with the preparation of Purchaser’s Closing Schedule. If Purchaser employs a firm of independent accountants in connection with the preparation of Purchaser’s Closing Schedule, Purchaser shall cause such independent accountants to deliver to Seller any computations and work papers used in the preparation of Purchaser’s Closing Schedule, subject to Seller having entered into a customary agreement with such firm of independent accountants regarding the use of such work papers, the confidentiality thereof and similar matters. Seller will give Purchaser and its representatives reasonable access, during the normal business hours of Seller, to all personnel, books and records (including bank statements, collection information and other accounts receivable information) of the Companies as reasonably requested by Purchaser to assist it in its preparation of Purchaser’s Closing Schedule. Seller will notify Purchaser in writing (“Seller’s Dispute Notice”) within 45 days after receiving Purchaser’s Closing Schedule if Seller disagrees with Purchaser’s calculation of Closing Working Capital as set forth in Purchaser’s Closing Schedule, which notice shall set forth in reasonable detail the basis for such disagreement, the dollar amounts involved and Seller’s calculation of the Closing Working Capital. Purchaser will give Seller and its representatives reasonable access, during the normal business hours of Purchaser, to all personnel, books and records (including bank statements, collection information and other accounts receivable information) of the Companies as reasonably requested by Seller to assist it in its preparation of Seller’s Dispute Notice. If no Seller’s Dispute Notice is received by Purchaser within such 45-day period, Purchaser’s calculation of Closing Working Capital as set forth in Purchaser’s Closing Schedule shall be final and binding upon the parties hereto.
          (b) Upon receipt by Purchaser of Seller’s Dispute Notice, Seller and Purchaser shall negotiate in good faith to resolve any disagreement with respect to Closing Working Capital. To the extent Purchaser and Seller are unable to agree with respect to Closing Working Capital within 30 days after receipt by Purchaser of Seller’s Dispute Notice and the parties have not mutually agreed to extend such deadline, Purchaser and Seller shall promptly select a mutually acceptable, nationally recognized independent accounting firm (the “Accounting Firm”) with no material relationship to Purchaser or Seller or any of their respective Affiliates and submit their dispute to such Accounting Firm for a binding resolution. If, within 10 days after such 30-day period, as may be extended, Purchaser and Seller are not able to agree upon an Accounting Firm, upon demand of either Purchaser or Seller, the appointment of an Accounting Firm will be finally determined by binding arbitration in Detroit, Michigan by a single arbitrator pursuant to the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association. The fees and expenses of the Accounting Firm and arbitrator shall be paid one-half by Seller and one-half by Purchaser.
          (c) Not later than 30 days after the engagement of the Accounting Firm (as evidenced by its written acceptance by facsimile or otherwise to the parties), Purchaser and Seller shall submit simultaneous briefs to the Accounting Firm (with a copy to the other party)

setting forth their respective positions regarding the issues in dispute. If additional briefing, a hearing, or other information is required by the Accounting Firm, the Accounting Firm shall give notice thereof to the parties as soon as practicable before the expiration of such 30-day period, and the parties shall promptly respond with a view to minimizing any delay in the decision date. Purchaser and Seller shall instruct the Accounting Firm to render its decision resolving the dispute within 30 days after submission of the reply briefs or, in the event additional information or a hearing is required, within 30 days after the submission of such additional information or the completion of such hearing, as the case may be. The determination of the Accounting Firm with respect to Closing Working Capital cannot, however, be less than the calculation of Closing Working Capital set forth in Purchaser’s Closing Schedule nor more than the calculation of Closing Working Capital set forth in Seller’s Dispute Notice. Closing Working Capital, as agreed upon by Purchaser and Seller, as deemed agreed upon pursuant to the last sentence of Section 3.5(a) or as determined by the Accounting Firm, in accordance with this Section 3.5(c) shall be referred to herein as the “Final Closing Working Capital.”
          (d) The Purchase Price Adjustment shall be made as follows:
               (i) if the Final Closing Working Capital is more than $8,750,000.00, Purchaser shall pay to Seller an amount equal to the Final Closing Working Capital less $8,750,000.00 within five Business Days after the determination of Final Closing Working Capital; and
               (ii) if the Final Closing Working Capital is less than $6,250,000.00, Seller shall pay to Purchaser the amount equal to $6,250,000.00 less the Final Closing Working Capital within five Business Days after the determination of Final Closing Working Capital.
Any payment required to be made pursuant to this Section 3.5(d) shall be made, in each case, by wire transfer of federal or other immediately available funds to an account or accounts designated by Purchaser or Seller, as the case may be, to the other party or parties, as applicable.
          (e) The parties agree that the Purchase Price Adjustment contemplated by this Section 3.5 is intended to adjust the Purchase Price for changes in Working Capital from the Base Amount and that such changes may be measured only if the calculation is performed in accordance with (i) the procedures set forth in this Section 3.5 and the definition of Working Capital and (ii) the Accounting Principles. Notwithstanding anything contained herein to the contrary, in the event of any conflict between the requirements of GAAP, and the Accounting Principles used in connection with the preparation of the Balance Sheets and as used in determining the Base Amount, the Accounting Principles shall control.
          (f) Each of Seller and Purchaser agrees that, following the Closing through the date on which the Final Closing Working Capital becomes final and binding, it shall not, and Purchaser will cause each of the Companies not to, take any actions with respect to any accounting books, records, policies or procedures on which the Final Closing Working Capital is to be based that would make it impossible or impracticable to calculate the Final Closing Working Capital in the manner and utilizing the methods required hereby.

          (g) Any Mexican Peso denominated amounts that are used to determine the Final Closing Working Capital shall be converted to U.S. dollars for such purpose at the interbank exchange rate on the Closing Date, as reported and published by the Wall Street Journal on such date.
     3.6 Allocation of Purchase Price. The parties hereto agree to allocate the Purchase Price in the manner set forth on Schedule 3.6, which allocation shall, to the extent not set forth in Schedule 3.6, be mutually agreed upon by the Purchaser and the Seller and shall comply with applicable Laws, including the Code. In the event of any adjustment to the Purchase Price pursuant to Section 3.5, such adjustment shall be prorated among the components set forth on Schedule 3.6. Seller and Purchaser each hereby agree that such allocation shall be conclusive and binding on each of them for purposes of all United States and Mexican federal, state and local tax returns and that they will not voluntarily take any position inconsistent therewith. Seller and Purchaser each hereby agree to prepare and timely file all Tax returns required pursuant to applicable Laws, including the Code, and any other forms required by any Governmental Authority, to cooperate with each other in the preparation of such forms, and to furnish each other with a copy of such forms prepared in draft, within a reasonable period prior to the filing due date thereof.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller hereby represents and warrants to Purchaser as follows:
     4.1 Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority, corporate or otherwise, to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted.
     4.2 Authority; Binding Effect. Seller has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller, and no other action, corporate or otherwise, on the part of Seller or its stockholders is required to authorize the execution, delivery and performance hereof, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect relating to or limiting creditors’ rights generally and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

     4.3 Title to Shares. Seller has and hereby delivers to Purchaser as of the Closing Date good and valid title to all of the Shares, free and clear of all Liens.
     4.4 Consents and Approvals; No Violation.
          (a) The execution and delivery of this Agreement by Seller does not, and the performance by Seller of this Agreement and the consummation of the transactions contemplated hereby will not, require Seller to obtain (x) any consent, approval, waiver, authorization or permit of, or to make any filing or registration with or notification to (“Consents”), any United States or Mexican court, agency or commission, or other governmental entity, authority or instrumentality, whether domestic or foreign (“Governmental Authority”), or (y) any material Consent of any third party, except for (i) applicable filing requirements, if any, of the HSR Act or the Competition Laws; (ii) filings required to be made with the United States Securities and Exchange Commission; and (iii) the Consents set forth in Schedule 4.4.
          (b) The execution and delivery of this Agreement by Seller do not, and the performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not, except as set forth in Schedule 4.4, (i) conflict with or violate the certificate of incorporation or by-laws, as currently in effect, of Seller, (ii) conflict with or violate in any material respect any Laws applicable to Seller or by which the Shares are bound or are subject, or (iii) result in any material breach of, or constitute a material default (or an event that with notice or lapse of time, or both, would constitute a material default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a Lien on any of the Shares under, any material note, bond, indenture, Contract, permit, franchise or other instrument or obligation to which Seller is a party or by which the Shares are bound or subject.
     4.5 Absence of Litigation. Except as set forth in Schedule 4.5, there is no Litigation pending or, to the Knowledge of Seller, threatened against Seller, if adversely determined, nor any judgment, order or decree of any Governmental Authority to which Seller is a party or subject, that would reasonably be expected to impair, in any material respect, (i) Seller’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby or (ii) the ability of any of the Companies to conduct their respective businesses after the Closing Date in substantially the manner as they are now being conducted.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO THE
COMPANIES
     Seller hereby represents and warrants to Purchaser with respect to the Companies as follows:
     5.1 Organization and Qualification. Each of the Companies is duly organized, validly existing, and in good standing, under the laws of their jurisdiction of incorporation, and each has all requisite power and authority, corporate or otherwise, to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted. Each of the Companies is duly qualified or licensed in and in good standing to do business as a foreign corporation in each jurisdiction in which the nature of the Business, or the ownership, leasing or operation of its properties or assets, makes such qualification necessary. Seller has delivered or made available to Purchaser a complete and correct copy of the articles of incorporation and by-laws or estatutos sociales, each as amended to date, of each of the Companies. The articles of incorporation and by-laws or estatutos sociales of each of the Companies are in full force and effect, and none of the Companies is in violation of any material provision thereof.
     5.2 Financial Statements; Receivables; Inventories.
          (a) Exhibit C attached hereto includes the unaudited balance sheets of the Companies as of July 31, 2007, and the unaudited statements of operations of the Companies for the six months then ended (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with the Accounting Principles, except as set forth in Schedule 5.2(a), and fairly present the financial position and results of operations of the Companies as of the date or for the period indicated therein. The unaudited balance sheets of the Companies as of July 31, 2007 included in the Financial Statements are herein referred to as the “Balance Sheets.”
          (b) Except as set forth in Schedule 5.2(b), all accounts receivable and notes receivable of the Companies have arisen from bona fide transactions in the ordinary course of business and, to the Knowledge of Seller are current and collectible net of any reserves reflected on the Balance Sheets (which reserves were determined in accordance with the Accounting Principles).
          (c) The Inventories of each of the Companies consist of a quality and quantity usable and saleable in the ordinary course of business, subject to reserves reflected on the Balance Sheets (which reserves were determined in accordance with the Accounting Principles). All Inventories have been reflected on the Balance Sheets at the lower of average cost or market.
          (d) The elements of the Estimated Working Capital and of the Final Closing Working Capital have been incurred in the normal course of the Companies’ business consistent with past practices.
     5.3 Absence of Certain Changes or Events and Undisclosed Liabilities.
          (a) Except as disclosed in Schedule 5.3(a), since July 31, 2007, (a) each of the Companies has conducted its business only in the ordinary course of business, and (b) there has not occurred, nor has there been any condition, event, circumstance, change or effect which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole.
          (b) None of the Companies has any liabilities or obligations, accrued, absolute, contingent, or otherwise, except those: (i) disclosed in the Balance Sheets in accordance with the Accounting Principles; (ii) disclosed in this Agreement or the Schedules; (iii) incurred by the Companies in the ordinary course of business since July 31, 2007; or (iv) as to which are otherwise included in the Knowledge of Seller. This Section 5.3(b) shall apply only in the event that there is no other Section of this Agreement that addresses the representation, warranty, covenant or agreement alleged by Purchaser to have been breached by Seller. For example, if Purchaser alleges that Seller has breached a representation relating to an environmental matter, such alleged breach shall be addressed under Section 5.12 and this Section 5.3(b) shall not apply.
     5.4 Ownership of Stock; Capitalization.
          (a) The authorized, issued and outstanding capital stock of HLI Homer consists of 1000 shares of common stock, par value U.S. $0.01 per share, of which 1000 shares are issued and outstanding to HLI Brakes. The authorized, issued and outstanding capital stock of HLI Frenos consists of (i) 75,000 shares of Series B Class 1 stock, $200 Mexican pesos value, of which 75,000 shares are outstanding, 74,999 of which are issued to HLI Brakes and 1 of which is issued to HLI Homer, (ii) 22,000 shares of Series B Class 2 stock, $200 Mexican pesos value of which 22,000 shares are issued and outstanding to HLI Brakes, and (iii) 3,000 shares of Series B Class 3 stock, $200 Mexican pesos value of which 3,000 shares are issued and outstanding to HLI Brakes. No shares of capital stock of any of the Companies are reserved for issuance upon exercise of outstanding stock options. No shares of capital stock of any of the Companies are held as treasury stock. Each issued and outstanding share of capital stock of each of the Companies has been duly authorized and validly issued, and is fully paid and nonassessable. None of the issued and outstanding shares of capital stock of any of the Companies has been issued in violation of, or is subject to, any preemptive or subscription rights. All of the issued and outstanding stock of HLI Homer is owned, beneficially and of record, by HLI Brakes. One of the issued and outstanding shares of HLI Frenos is owned, beneficially and of record, by HLI Homer, and the remaining 99,999 issued and outstanding shares of HLI Frenos are owned, beneficially and of record, by HLI Brakes.
          (b) Except as set forth in Schedule 5.4(b), (i) there is no option, warrant or other right, agreement, arrangement, or commitment of any kind whatsoever to which any of the Companies is a party relating to its issued or unissued capital stock or other equity interests or obligating it to grant, issue or sell any share of its capital stock or other equity interests by sale, lease, license or otherwise; (ii) there is no obligation, contingent or otherwise, of any of the Companies to (A) repurchase, redeem or otherwise acquire any share of its capital stock, or (B) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person; (iii) none of the Companies, directly or indirectly, owns, or has agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests of, any corporation, partnership, joint venture or other entity; and (iv) there is no voting trust, proxy or other agreement, arrangement, contract or other commitment of any kind whatsoever to which any of the Companies is a party, or by which any of the Companies, or any of their respective properties or assets, is bound with respect to the voting of any share of capital stock of any of the Companies.
          (c) Upon delivery to Purchaser at the Closing of the Shares pursuant to Section 3.2(a) hereof, and payment by Purchaser of the consideration therefor pursuant to

Sections 3.3(a) hereof, Purchaser shall directly or indirectly acquire and receive all right, title and interest in and to 100% of the issued and outstanding capital stock of the Companies, free and clear of all Liens except the Permitted Liens.
          (d) Set forth on Schedule 5.4(d) is a current list of all of the directors and officers of each of the Companies.
     5.5 Consents and Approvals; No Violation.
          (a) The execution and delivery of this Agreement by Seller do not, and the performance by Seller of this Agreement and the consummation of the transactions contemplated hereby will not, require any Company to obtain (x) any Consents required under or with respect to the Material Contracts, (y) any Consent from any Governmental Authority, or (z) any material Consent of any third party, except for (i) applicable filing requirements, if any, of the HSR Act or the Competition Laws; (ii) filings required to be made with the United States Securities and Exchange Commission; and (iii) the Consents set forth in Schedule 5.5(a).
          (b) Provided Seller has obtained or made the Consents set forth in Schedule 5.5(a), the execution and delivery of this Agreement by Seller do not, and the performance of this Agreement by Seller and the consummation of the transactions contemplated hereby will not, except as set forth in Schedule 5.5(b), (i) conflict with or violate the articles of incorporation or by-laws or estatutos sociales, in each case as currently in effect, of any of the Companies, (ii) conflict with or violate any Laws applicable to any of the Companies or by or to which any of their respective properties or assets is bound or subject, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a Lien on any of the properties or assets of any of the Companies under, any material note, bond, indenture, Contract, permit, franchise or other instrument or obligation to which such Company is a party or by or to which any of the Companies or any of their respective properties or assets is bound or subject.
     5.6 Absence of Litigation. Except as set forth in Schedule 5.6, (i) there is no material claim, action, suit, proceeding or investigation at law or in equity (including actions or proceedings seeking injunctive relief), by or before any Governmental Authority (“Litigation”), pending or, to the Knowledge of Seller, threatened against any of the Companies or affecting any of their respective properties or assets, and (ii) none of the Companies is a party or subject to, or in default under, any judgment, order or decree of any Governmental Authority.
     5.7 Related Party Agreements. Except as set forth in Schedule 5.7, neither Seller nor any of its Affiliates (other than the Companies) is a party to any agreement, arrangement, contract or other commitment (the “Related Party Agreements”) to which any of the Companies is a party or by or to which any of their respective properties or assets is bound or subject.
     5.8 Permits; Compliance with Laws. Each of the Companies possesses all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and assets and to carry on the Business as it is now being conducted (other than those required under

Environmental Laws, which are governed by Section 5.12(a) hereof) (collectively, the “Permits”), and there is no material claim, action, suit, proceeding or investigation pending or, to the Knowledge of Seller, threatened regarding suspension or cancellation of any such Permits. Each of the Companies is in compliance in all material respects with such Permits and with all Laws applicable to it or by or to which any of its properties or assets is bound or subject (other than (i) Environmental Laws, which are governed by Section 5.12 hereof, (ii) ERISA and other Laws regarding employee benefit matters, which are governed by Section 5.9 hereof, (iii) Labor Laws, which are governed by Section 5.14 hereof, and (iv) Tax Laws, which are governed by Section 5.17 hereof).
     5.9 Employee Benefit Plans; ERISA.
          (a) Schedule 5.9(a) sets forth a list of each material bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement, and each other employee benefit plan, program or agreement, sponsored, maintained or contributed to or required to be contributed to by any of the Companies or by any ERISA Affiliate, for the benefit of any employee or former employee of HLI Homer (collectively, the “U.S. Plans”). Schedule 5.9(a) identifies each of the U.S. Plans that is an “employee pension plan,” as that term is defined in Section 3(3) of ERISA (such U.S. Plans being hereinafter referred to collectively as the “ERISA Plans”).
          (b) Each U.S. Plan has been created, operated and administered in all material respects in accordance with its terms and in compliance with applicable Laws. With respect to the U.S. Plans, no event has occurred and there exists no condition or set of circumstances in connection with which HLI Homer is subject to any material liability under the terms of, or with respect to, such U.S. Plans, ERISA, the Code or any other Law applicable to such U.S. Plans.
          (c) Except as disclosed in Schedule 5.9(c), no liability under Title IV of ERISA has been incurred by HLI Homer or any ERISA Affiliate that has not been satisfied in full, and, to the Knowledge of Seller, no condition exists that presents a material risk to HLI Homer or any ERISA Affiliate of incurring a liability under Title IV of ERISA, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).
          (d) Full payment has been made of all amounts that HLI Homer or any ERISA Affiliate is required to pay under the terms of each ERISA Plan and Section 412 of the Code as of the last day of the most recent Plan year thereof ended prior to the date of this Agreement, and all such amounts properly accrued through the Closing Date with respect to the current Plan year thereof will be paid on or prior to the Closing Date or will be properly recorded in the consolidated financial statements of the Companies in accordance with the Accounting Principles.
          (e) No ERISA Plan is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA.

          (f) Each ERISA Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter to the effect that it is so qualified and that the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code, and, to the Knowledge of Seller, no circumstances exist that would reasonably be expected to result in such Plan no longer being qualified.
          (g) To the Knowledge of Seller, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any ERISA Plan that would result in liability to HLI Homer, and no suit, administrative proceeding, action or other litigation is currently pending, or to the Knowledge of Seller, is threatened against or with respect to any ERISA Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefit claims).
          (h) Except as set forth in Schedule 5.9(h), no U.S. Plan provides medical, life insurance, surgical or hospitalization benefits (whether or not insured), with respect to current or former employees of any of the Companies or any ERISA Affiliate beyond their retirement or other termination of service (other than coverage mandated by applicable Laws), and neither any of the Companies nor any ERISA Affiliate has any binding obligation to provide any employee or group of employees with any such benefits upon their retirement or termination of employment.
          (i) Except as set forth in Schedule 5.9(i), neither the execution and delivery of this Agreement by Seller nor the performance by Seller of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any current or former director, officer or employee of any of the Companies or any ERISA Affiliate to severance pay, unemployment compensation or any other payment from any of the Companies or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such director, officer or employee, and no payment contemplated by this transaction will constitute an “excess parachute payment” that could subject HLI Homer to the loss of a tax deduction under Code Section 280G.
          (j) To the Knowledge of Seller, each U.S. Plan that is a nonqualified deferred compensation plan subject to Code Section 409A has been operated and administrated in good faith compliance with the published guidelines under Code Section 409A from the period beginning January 1, 2005 through the date hereof.
          (k) No employee of the Companies receives compensation that would subject HLI Homer to the loss of a tax deduction under Code Section 162(m), nor would any event contemplated by this transaction subject HLI Homer to the loss of a tax deduction under Code Section 162(m).
          (l) Schedule 5.9(l) sets forth a list of each material employee benefit plan, program, agreement or arrangement that is sponsored, maintained or contributed to, or required to be contributed to, by HLI Frenos for the benefit of any employee or former employee of HLI Frenos (the “Mexican Plans” and, collectively with the U.S. Plans, the “Plans”). To the Knowledge of Seller, each Mexican Plan is in compliance in all material respects with all Laws applicable thereto and the respective requirements of the governing documents for such Plan.

     5.10 Material Contracts.
          (a) Schedule 5.10(a) sets forth a list of each of the following agreements, contracts, mortgages, leases, licenses, and purchase orders to which any of the Companies is a party or by or to which any of their respective properties or assets is bound or subject (the “Contracts”), other than such Contracts as (w) (A) may be terminated at any time without penalty by the Company party thereto upon notice of 90 days or less, (B) involve aggregate obligations of any Company in any future twelve-month period of $100,000 or less, or (C) are purchase orders issued or received by any Company in the ordinary course of business that are either in an amount less than $250,000, or are issued for service parts, (x) are U.S. Plans listed in Schedule 5.9(a) or Mexican Plans listed in Schedule 5.9(l), (y) are Related Party Agreements listed in Schedule 5.7, or (z) are Leases listed in Schedule 5.13(c):
               (i) each contract, purchase order, commitment or other obligation issued by or with any customer for the sale of goods or services by any of the Companies;
               (ii) employment, severance, termination or consulting contracts;
               (iii) employee collective bargaining contracts and other contracts with any labor union;
               (iv) covenants not to compete and contracts that restrict or limit in any material respect the ability of any of the Companies to compete in any line of business or with any person in any area;
               (v) contracts under which any of the Companies is a lessor or sublessor of, or makes available for use by any third party, or is a lessee or sublessee of (A) any real property owned or leased by such Company, or any portion of premises otherwise occupied by any of the Companies, or (B) any material personal property owned or leased by any of the Companies;
               (vi) contracts under which any of the Companies has borrowed or loaned any money or issued any note, bond, indenture or other evidence of Indebtedness or directly or indirectly guaranteed any indebtedness, liability or obligation of any third party (other than any endorsement for the purpose of collection, any loan made to any employee for relocation, travel or other employment-related purposes, in each case, in the ordinary course of business);
               (vii) joint venture contracts;
               (viii) (A) continuing contracts for the future purchase of materials, supplies or equipment, (B) management, service or other similar type of contract or (C) advertising contract;
               (ix) mortgages, pledges, security agreements, deeds of trust or other documents granting a Lien;

               (x) contracts (A) providing for the payment of any bonus or commission based on sales or earnings or (B) providing for any bonus or other payment based on the sale of any of the Companies or any portion thereof or any other change of control of any of the Companies, in either case, to any Persons, other than any employees, of any of the Companies;
               (xi) contracts that provide that the terms and conditions that would otherwise govern the relationship of the parties thereto will be altered upon a change of control of any of the Companies;
               (xii) contracts providing for material indemnification obligations by any of the Companies;
               (xiii) contracts with any Governmental Authority except those entered into in the ordinary course of business consistent with past practice which are not material to the Companies; and
               (xiv) contracts under which any of the Companies licenses to or from any third party any Intellectual Property, other than licenses of commercially available software applications licensed by or for the use of the Companies in the ordinary course of business.
          (b) Except as set forth on Schedule 5.10(b), each Contract listed on Schedules 5.10(a) and 7.11 (each a “Material Contract” and collectively the “Material Contracts”), is in full force and effect and is the valid and binding obligation of the Company that is a party thereto. Except as set forth in Schedule 5.10(b), no Company or, to the Knowledge of Seller, any other party thereto is in breach of or in default in any material respect under any of the Material Contracts nor, to the Knowledge of Seller, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute an event of default in any material respect thereunder.
     5.11 Personal Property. Except as set forth in Schedule 5.11, each of the Companies has good and valid title to, or a valid and enforceable right to use, all personal property (whether tangible or intangible) reflected on the books and records of such Company, free and clear of any and all Liens except Permitted Liens.
     5.12 Environmental Matters.
          (a) Except as set forth in Schedule 5.12(a), each of the Companies is in material compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by each of the Companies of all Permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof).
          (b) Except as set forth in Schedule 5.12(b), there is no Environmental Claim pending or, to the Knowledge of Seller, threatened against any of the Companies. To the Knowledge of Seller, there have been no Releases of Hazardous Materials by any of the Companies on or beneath any Owned Realty or Leased Realty.

          (c) Except as disclosed in Schedule 5.12(c), to the Knowledge of Seller, the Companies have not, and, to the Knowledge of Seller, no other Person has, placed, stored, deposited, discharged, buried, dumped or disposed of Hazardous Materials produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on or beneath any Owned Realty or Leased Realty, other than in material compliance with applicable Environmental Laws.
          (d) Seller has delivered or otherwise made available for inspection to Purchaser copies and results of any material reports, studies, analyses, tests or monitoring possessed by Seller or any of the Companies, pertaining to Hazardous Materials in, on or beneath any Owned Realty, or regarding the Companies’ compliance with applicable Environmental Laws.
     5.13 Real Property.
          (a) Schedule 5.13(a) sets forth a list of all real property to which any Company has legal or equitable title (the “Owned Realty”) or in which any Company has a valid and subsisting leasehold interest (the “Leased Realty”), and sets forth for each such Owned Realty and Leased Realty the title or interest held by any Company. Copies of the most recent title insurance reports with respect to the Owned Realty, and in Seller’s or the Companies’ possession, have been furnished or made available to Purchaser. To the Knowledge of Seller, no Company has received any written notice advising it of any pending or threatened condemnation or other governmental taking proceedings affecting all or any part of the Owned Realty or the Leased Realty.
          (b) Each Company set forth in Schedule 5.13(a) as the owner of a particular piece of Owned Realty has good and marketable fee title to such Owned Realty, free and clear of any and all Liens (except Permitted Liens and the Liens, leases, subleases, rights of parties in possession, easements and encroachments set forth in Schedule 5.13(b)).
          (c) Each Company set forth in Schedule 5.13(a) as the lessee of a particular piece of Leased Realty possesses a valid and subsisting leasehold or other interest in such Leased Realty pursuant to the leases or other instruments set forth in Schedule 5.13(c) (the “Leases”), free and clear of any and all Liens (except Permitted Liens, the subleases, rights of parties in possession, easements and encroachments set forth in Schedule 5.13(b) and such other encumbrances as may affect the estate of the landlord under any lease). Each Lease to which any of the Companies is a party is in full force and effect, and is the valid and binding obligation of the Company party thereto, as the case may be, and, to the Knowledge of Seller, is the valid and binding obligation of each other party thereto in accordance with its terms, and there is not under any Lease any existing material default by any Company or, to the Knowledge of Seller, any other party thereto, or, to the Knowledge of Seller, any condition or event which, with notice or lapse of time, or both, would constitute such a default.
     5.14 Labor Matters.
          (a) Except as set forth in Schedule 5.14(a):

               (i) none of the Companies is a party to: (A) any material collective bargaining agreement or similar agreement with any labor organization or employee association, or (B) any other material written contract concerning employment;
               (ii) no material grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending, and, to the Knowledge of Seller, no such grievance or proceeding is threatened;
               (iii) there is not pending or, to the Knowledge of Seller, threatened in writing, (A) any material labor dispute between any of the Companies and any labor organization, or any strike, slowdown, or other similar organized labor activity involving any employee of any of the Companies or affecting any of the Companies, or (B) any material union organizing or election activity involving any employee of any of the Companies;
               (iv) to the Knowledge of Seller, each of the Companies is in compliance in all material respects with all United States (in the case of HLI Homer or HLI Brakes) or Mexican (in the case of HLI Frenos) federal, state and local Laws applicable to such Company regarding labor, employment and employment practices, conditions of employment, occupational safety and health, and wages and hours, including by way of example, any obligations under anti-discrimination/equal employment opportunity laws, the Family and Medical Leave Act, Fair Labor Standards Act, Occupational Safety and Health Act, Uniformed Services Employment and Re-employment Rights Act, Immigration Reform and Control Act, Fair Credit Reporting Act, the Drug Free Workplace Act; and any bargaining or other obligations under the National Labor Relations Act (collectively, “Labor Laws”);
               (v) to the Knowledge of Seller, none of the Companies is engaged in any material unfair labor practice, and there is no unfair labor practice charge pending or, to the Knowledge of Seller, threatened in writing against any of the Companies before the National Labor Relations Board or any other Governmental Authority;
               (vi) to the Knowledge of Seller, none of the Companies has received written notice of the intent of any Governmental Authority responsible for the enforcement of any Labor Law to conduct an investigation with respect to or relating to such Company, and no such investigation is in progress;
               (vii) there exists no pending or, to the Knowledge of Seller, threatened material lawsuit, administrative proceeding or investigation between any of the Companies and any current or former director, officer or employee of any of the Companies, including any claim for wrongful termination, breach of express or implied contract of employment or for violation of Labor Laws;
               (viii) since June 3, 2003, none of the Companies has effectuated (A) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Companies or (B) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Companies without complying with the WARN Act; nor, to the Knowledge of Seller, has any of the

Companies been affected by any transaction or engaged in any layoff or employment termination of employees of any of the Companies sufficient in number to trigger application of any similar United States (in the case of HLI Homer) or Mexican (in the case of HLI Frenos) federal, state or local Law without complying with any such Law;
               (ix) with the exception of allegations of inappropriate conduct at the Homer Plant that were investigated and resolved internally, to the Knowledge of Seller, there have been no written claims made to the Companies since January 1, 2004 with respect to subsections (i) — (viii) above at the Homer Plant; and
               (x) since January 1, 2004, to the Knowledge of Seller, the Companies’ Homer plant has been in compliance with their obligations to obtain a complete and accurate INS Form I-9 for all employees.
          (b) As of the Closing Date, each of the Companies has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees employed as of the Closing Date. All individuals who perform services for each of the Companies have been properly classified as employees or independent contractors. Each of the Companies is not delinquent in payments to any Company employee (or any third parties) for any wages, salaries, commissions, bonuses, profit sharing, incentives, or other compensation or benefits for any services performed by them to date or amounts required to be reimbursed to such employees.
     5.15 Insurance. Set forth in Schedule 5.15 is a list of all material primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of or providing insurance coverage to each of the Companies and their respective directors and officers. All policies set forth in Schedule 5.15 are in full force and effect, except that Seller intends to terminate the coverage of the Companies and their respective directors and officers under such policies effective as of the Closing Date.
     5.16 Intellectual Property. Except as provided in Schedule 5.16, each of the Companies owns or has a valid and enforceable right to use, and upon Closing will continue to have a valid and enforceable right to use all copyrights, trade names, trademarks, service marks, service names, trade dress, trade secrets, designs, licenses, patents, plant variety protection certificates and other intellectual property rights, including, without limitation, moral rights and know-how (whether related to any of the foregoing or otherwise) (including pending applications or registrations for any of the foregoing) (collectively, “Intellectual Property”), used in or necessary to the conduct by such Companies of the Business as now being conducted or, to Seller’s Knowledge, to manufacture products for any program awarded to the Companies but not yet in production or on which the Companies are currently bidding. Schedule 5.16 sets forth a complete and accurate list of the Intellectual Property material to the Companies, identifies the owner thereof, the right to use or other interest therein of any Company, and, with respect to each registration, grant and application, the jurisdiction and record owner thereof. Schedule 5.16 sets forth a list of all licenses of Intellectual Property pursuant to which any of the Companies is a licensor or licensee in respect of any Intellectual Property and all material consents to use, settlements or other agreements relating to Intellectual Property in which any of the Companies is a party or otherwise bound, other than the following entered into in the ordinary course of business (i) licenses of commercially available software applications licensed by or for the use of the Companies; (ii) licenses from the Companies to customers pursuant to supply agreements or purchase order terms and conditions; (iii) licenses to suppliers to the extent necessary to manufacture goods supplied to the Companies; and (iv) invention assignment and confidentiality agreements with employees and consultants entered into in the ordinary course of business. Except as set forth in Schedule 5.16, there is no claim, action, suit, or proceeding presently pending or, to the Knowledge of Seller, threatened, nor has any of the Companies received notice that (a) the operations of any of the Companies infringe upon or conflict with the rights of any other Person in respect of any Intellectual Property or (b) any Intellectual Property material to the Companies is invalid or unenforceable. To the Knowledge of Seller, no third party is infringing or misappropriating any of the Intellectual Property set forth in Schedule 5.16. The Companies have not agreed to or assumed any material obligation or duty to warrant, defend, indemnify or otherwise incur any obligation or liability, or provide a right of rescission, to another Person (except customers of the Companies in the ordinary course of business) with respect to the infringement or misappropriation by that Person of the Intellectual Property of any other Person. The Companies have taken reasonable precautions to protect the confidentiality of all material trade secrets owned by the Companies (other than trade secrets that can be discerned from observation of the Companies’ manufacturing processes) including requiring material research and development personnel to enter into agreements limiting disclosure of trade secrets. Notwithstanding the foregoing, Seller makes no representations or warranties with respect to expired patents assigned to Purchaser.
     5.17 Taxes. Except as set forth in Schedule 5.17:
          (a) Each of the Companies has (x) duly and timely filed or caused to be filed with the appropriate Governmental Authorities all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects, and were prepared in substantial compliance with all applicable Tax Laws and regulations (including, but not limited to (i) the apportionment of the Companies’ income among the states on the Tax Returns and (ii) the repair and maintenance expenses deducted on the Tax Returns), and (y) timely paid all Taxes due from it (whether or not shown on any Tax Return) to any taxing authority.
          (b) None of the Companies has violated or is in violation of any applicable Law relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign Law and withholding of Taxes in respect of employee wages). Each of the Companies has, within the time and within the manner prescribed by Law, withheld and paid over to the proper Governmental Authorities all amounts required to be withheld and paid over under all applicable Laws.
          (c) There are (and immediately following the Closing Date there will be) no Liens for Taxes upon the Shares or the assets or properties of any of the Companies except for statutory liens for Taxes not yet due. To the Knowledge of Seller, there is no pending claim relating to or attributable to Taxes, which, if adversely determined, would result directly in any Lien upon the Shares or the assets or properties of any of the Companies.

          (d) There are no outstanding waivers or comparable Consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of any of the Companies.
          (e) None of the Companies has requested an extension of time within which to file any Tax Return in respect of any fiscal year which has not since been filed or within which to pay any Taxes shown to be due on any Tax Return.
          (f) To the Knowledge of Seller, no federal, state, local or foreign audits or other administrative proceedings have been formally commenced or are presently pending with regard to any Taxes or Tax Returns of any of the Companies, and no written notification has been received by any of the Companies that such an audit or other proceeding is pending or threatened with respect to any Taxes due from or with respect to or attributable to any of the Companies or any Tax Return filed by or with respect to any of the Companies.
          (g) None of the Companies is or has been a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract.
          (h) There is no Tax deficiency outstanding, assessed or proposed against any of the Companies.
          (i) None of the Companies has liability for unpaid Taxes as of the date of the Balance Sheets which has not been accrued or reserved on the Balance Sheets, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Balance Sheets other than in the ordinary course of business.
          (j) To the Knowledge of Seller, Schedule 5.17 sets forth (i) the tax basis of HLI Frenos in its assets as of April 30, 2007 and (ii) the tax basis of HLI Homer in its assets as of September 30, 2007.
          (k) Seller has provided or made available to Purchaser or its legal counsel true and complete copies of all Tax Returns of the Companies filed for the last three (3) years.
          (l) None of the Companies’ assets are treated as “tax exempt use property,” within the meaning of Code Section 168(h).
          (m) None of the Companies are or have been, at any time, a “United States Real Property Holding Corporation” within the meaning of Code Section 897(c)(2).
          (n) None of the Companies have engaged in a transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011 4(b)(2).

          (o) None of the Companies has, since January 1, 2001, received written notice of a claim made by a Tax authority in a jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
          (p) None of the Companies has currently in force a power of attorney (or similar authority) as to any matters regarding Taxes that will have effect as of the Closing Date.
          (q) The Companies will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) a change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (B) any “closing agreement” as described in Code Section 7121 (or any corresponding provision of state, local or foreign Tax law), (C) any intercompany transaction or any excess loss account as described in Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign Tax law), (D) any installment sale or open transaction made on or prior to the Closing Date or (E) as a result of any prepaid amount received on or prior to the Closing Date.
          (r) To the Knowledge of Seller, since June 3, 2003, none of the Companies has been a party to a transaction under Code Sections 355 or 361.
          (s) To the Knowledge of Seller, since June 3, 2003, none of the Companies has been a party to any joint venture, partnership, limited liability company or other arrangement that could be treated as a partnership for Tax purposes.
          (t) The HLI Homer Shares meet the requirements of Code Section 1504(a)(2) and Hayes, Seller, and HLI Homer are each a member of a “seller consolidated group” within the meaning of Code Section 338(h)(10) (the “HLI Consolidated Group”). Neither Company has any amount of transferee, successor, joint, several or contractual liability (including any liability for the HLI Consolidated Group under Treas. Reg. Section 1.1502-6 or any similar provision of state, local or foreign Law) that is greater than $0.00 for the Taxes of any Person other than the Companies. Since June 3, 2003, neither Company has been a member of an affiliated, consolidated, combined or unitary group filing a consolidated federal income Tax Return other than a group the common parent of which is Hayes. Hayes has filed a consolidated federal income Tax Return with the Seller and HLI Homer for the Taxable year immediately preceding the Closing Date and is eligible to make a Code Section 338(h)(10) election with respect to HLI Homer.
          (u) Neither of the Companies has any real or personal property tax obligations which are due but not paid.
     5.18 Products Liability. Except as set forth in Schedule 5.18, to the Knowledge of Seller, since June 3, 2003, none of the products sold by the Companies on or prior to the Closing Date: (i) has been the subject of any material customer complaints; (ii) has been rejected by customers in any material quantities; or (iii) has been the subject of any material products liability or warranty claims against any of the Companies. Except as set forth in Schedule 5.18, to the Knowledge of Seller, there is no material claim, action, suit or proceeding pending of which Seller or any of the Companies has received written notice from any Governmental Authority, or by or on behalf of any third party, and, to the Knowledge of Seller, no such claim, action, suit or proceeding is threatened by any Governmental Authority, or by or on behalf of any third party, with respect to the products sold by the Companies on or prior to the Closing Date.
     5.19 Brokers. Except as disclosed in Schedule 5.19, no broker, finder or financial advisor or other person retained by Seller or the Companies is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby.
     5.20 Foreign Corrupt Practices Act. To the Knowledge of Seller, neither Seller nor any of the Companies, nor any director, officer, agent or employee of Seller or any Company has taken any action which would cause Seller or the Companies to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law of similar effect.
     5.21 Sufficiency of Assets and Intercompany Services. The assets owned, leased and licensed by the Companies constitute all of the material assets, tangible and intangible, necessary to operate the Business immediately after the Closing in substantially the same manner in which it was previously operated by the Companies immediately prior to the Closing. Except for the services to be provided under the Transition Services Agreement, there are no material intercompany services provided to any of the Companies by Seller or by any Affiliate of Seller. There are no material assets currently used in the Business that are not owned, except for material assets under leases or licenses currently held by the Companies or under the Transition Services Agreement.
     5.22 Disclaimer of Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV AND THIS ARTICLE V, NEITHER SELLER NOR ANY OF THE COMPANIES HAS MADE, AND DO NOT HEREBY MAKE, ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES, STATUTORY OR OTHERWISE, OF ANY NATURE, WITH RESPECT TO THE COMPANIES OR THE BUSINESS, INCLUDING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE ASSETS AND PROPERTIES OF THE COMPANIES, AND ALL SUCH REPRESENTATIONS AND WARRANTIES ARE HEREBY DISCLAIMED BY SELLER AND THE COMPANIES.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser hereby represents and warrants to Seller as follows:
     6.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the jurisdiction of its incorporation and has all requisite power and authority, corporate or otherwise, to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted.
     6.2 Authority; Binding Effect. Purchaser has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser, and no other action, corporate or otherwise, on the part of Purchaser or its stockholders is required to authorize the execution, delivery and performance hereof, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect relating to or limiting creditors’ rights generally and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.
     6.3 No Violation; Consents and Approvals.
          (a) The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or by-laws, in each case as currently in effect, of Purchaser, (ii) conflict with or violate in any material respect any Laws applicable to Purchaser or to which any of its properties or assets is bound or subject, or (iii) result in any material breach of, or constitute a material default (or an event that with notice or lapse of time or both would constitute a material default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a Lien on any of the properties or assets of Purchaser under, any material note, bond, indenture, contract, permit, franchise or other instrument or obligation to which Purchaser is a party or by or to which Purchaser or any of its properties or assets is bound or subject.
          (b) The execution and delivery of this Agreement by Purchaser does not, and the performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby, will not, require Purchaser to obtain (x) any Consents from any Governmental Authority, or (y) to the Knowledge of Purchaser, any material consent of any third party, except for (i) applicable filing requirements, if any, of the HSR Act or the Competition Laws, (ii) filings required to be made with the United States Securities and Exchange Commission, and (iii) the Consents set forth in Schedule 6.3(b).
     6.4 Acquisition of Shares for Investment. Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser is an “accredited investor” as such term is defined in Rule 501 under the Securities Act. Purchaser acknowledges that the Shares to be acquired by Purchaser pursuant to the transactions contemplated hereby have not been registered under the Securities

Act or the securities laws of any state or other jurisdiction. Purchaser acknowledges that the Shares it purchases hereunder may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of (i) without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and (ii) except in accordance with any applicable provisions of state securities Laws.
     6.5 Absence of Litigation. There is no Litigation pending or, to the Knowledge of Purchaser, threatened against Purchaser, if adversely determined, nor any judgment, order or decree of any Governmental Authority to which Purchaser is a party or subject, that would reasonably be expected to impair, in any material respect, Purchaser’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.
     6.6 Financing. Purchaser has cash available, commitments from financial institutions or availability on its committed credit facility to enable it to consummate the transactions contemplated hereby.
     6.7 Brokers. No broker, finder or financial advisor or other person retained by Purchaser is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby.
     6.8 Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of Seller and the Companies, which investigation, review and analysis was performed by Purchaser and, to the extent Purchaser deemed appropriate, by Purchaser’s representatives and advisors. Purchaser has delivered or otherwise made available for inspection to Seller copies and results of any (a) material reports, studies, analyses, tests, or monitoring possessed or initiated by Purchaser pertaining to Hazardous Materials in, on, beneath or adjacent to any Owned Realty or Leased Realty or regarding any Company’s compliance with applicable Environmental Laws, and (b) title searches, title abstracts, real estate surveys, Uniform Commercial Code and other lien searches and litigation searches concerning the Companies obtained by Purchaser during the course of its due diligence. Purchaser acknowledges that it and its representatives and advisors have been provided adequate access to the personnel, properties, premises and records of Seller and the Companies for such purpose. Except for the representations and warranties of Seller that are expressly made in Article IV and Article V hereof, in entering into this Agreement, Purchaser acknowledges (a) that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations of Seller or the Companies, or Seller’s or the Companies’ representatives and advisors, and (b) that the underlying business operations and assets of the Companies are being transferred, assigned and conveyed “AS IS, WHERE IS,” without any representation or warranty of any nature whatsoever, express or implied, oral or written, and, in particular, without any implied warranty of merchantability or fitness for a particular purpose.

ARTICLE VII
COVENANTS
     7.1 Commercially Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, Purchaser and Seller agree to, and Seller agrees to cause each of the Companies to, use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.
     7.2 Further Assurances. From and after the Closing Date, Seller and Purchaser shall take all such action as may be reasonably necessary or appropriate in order to carry out the purposes of this Agreement or to vest Purchaser with full title to all of the Shares.
     7.3 Access to Information; Confidentiality.
          (a) Purchaser shall hold, and shall cause its Affiliates, advisors, accountants, attorneys and representatives to hold, any non-public information provided to Purchaser by or on behalf of Seller in connection with the transactions contemplated by this Agreement in confidence in accordance with the provisions of the Confidentiality Agreement.
          (b) From and after the Closing Date, Seller shall hold, and shall cause its Affiliates, advisors, accountants, attorneys and representatives to hold, any material non-public information concerning or relating to each of the Companies in confidence except for such disclosures as may be (i) consented to by Purchaser in writing or (ii) required by Law.
     7.4 Inter-Company Obligations; Affiliate Agreements. Seller shall (i) cause each of the Companies to repay or shall otherwise discharge or forgive, or cause to be discharged or forgiven, any accounts payable to or receivable from any Affiliates (other than the Companies) and (ii) as of the Closing, cause all agreements between Seller or any of its Affiliates (other than the Companies), on the one hand, and any of the Companies, on the other hand (the “Affiliate Agreements”), to be terminated in all respects such that there is no liability thereunder on the part of any Company.
     7.5 Access to Books and Records Following the Closing. Following the Closing, Purchaser shall permit Seller and its authorized representatives, during normal business hours and upon reasonable notice, to have reasonable access to, and examine and make copies of, all books and records which relate to transactions or events occurring prior to the Closing or transactions or events occurring subsequent to the Closing which are related to or arise out of transactions or events occurring prior to the Closing.
     7.6 Covenant Not To Compete.
          (a) To secure the interests of Purchaser hereunder, Seller hereby covenants and agrees that, except as otherwise provided herein, from and after the Closing and until the fifth (5th) anniversary of the Closing Date, it shall not, and shall cause its controlled Affiliates

(but only as long as they remain controlled Affiliates) not to, directly or indirectly, participate in the management, operation or control of, or have any financial or ownership interest greater than two percent (2%) in, or aid or knowingly assist anyone else in the conduct of, any business or entity located in Canada, Mexico or the United States that (i) engages in the Business, or (ii) is, to the Knowledge of Seller, making preparations for engaging in such Business, including, without limitation, (A) soliciting any customer of the Companies to purchase any products which are competitive with the products currently sold by the Companies from anyone other than the Companies; and (B) assisting any Person in any way to do, or attempt to do, anything prohibited by the foregoing, whether by ownership, control, management, operation or financing of such Person; provided, however, that Seller may acquire a company that engages in the Business among other activities of such company provided that such company’s net sales from the conduct of the Business do not exceed 20% of its total net sales for the completed portion of its then current fiscal year or either of the two full fiscal years prior to such acquisition.
          (b) Seller and Purchaser each hereby acknowledge and agree that if any of Seller or any one or more of its controlled Affiliates breaches any provision of Section (a), any remedy at law would be inadequate and that the Companies and Purchaser, in addition to seeking monetary damages in connection with any such breach, shall be entitled to seek specific performance, and injunctive and other equitable relief to prevent or restrain a breach of this Section 7.6 or to enforce the provisions hereof.
          (c) Seller and Purchaser intend that the provisions of this Section 7.6 be enforced to the fullest extent permissible under the Laws applied in each jurisdiction in which enforcement is sought. If any provision of this Section 7.6, or any part hereof, shall be held by a court of competent jurisdiction to be invalid or unenforceable, this Section 7.6 shall be amended to revise the scope of such provision, to make it enforceable to the fullest extent permitted by applicable Law, if possible, or to delete such provision or such part, such revision or deletion to apply only with respect to the operation of this Section 7.6 in the jurisdiction of such court.
          (d) Except for those employees of the Seller or its Affiliates currently engaged in the Business or employed by the Companies simultaneously with the Closing, for a period of two (2) years from and after the date hereof, neither Purchaser nor Seller nor any of their respective controlled Affiliates shall, directly or indirectly, without the prior written consent of the other party, hire, solicit or direct any other Person to hire, solicit any officer or other employee of such other party or such other party’s Affiliates to: (i) terminate such officer’s or employee’s employment with such other party or such other party’s Affiliates; or (ii) seek or accept employment or other affiliation with any other Person (other than, in each case, any solicitation directed to the public in general in publications of general distribution).
     7.7 Transition Services Agreement. Seller acknowledges and agrees that Purchaser will require certain services from Seller on an interim basis following the Closing Date in order to operate the Business. In furtherance of the foregoing, at the Closing, Purchaser, or an Affiliate of Purchaser, and Seller or an Affiliate of Seller, shall enter into a transition services agreement on substantially the terms set forth in Exhibit D attached hereto (the “Transition Services Agreement”).

     7.8 Patent Assignment and License Agreement. Seller shall assign, or cause it Affiliates to assign as necessary, the Intellectual Property listed on Schedule 7.8 hereto to the Companies. Purchaser, through the Companies, shall grant to Seller and its Affiliates, for use by the Seller and its Affiliates, a perpetual, non-exclusive royalty-free license to use the Intellectual Property listed on Schedule 7.8 hereto. In furtherance of the foregoing, at the Closing, Seller or Affiliates of Seller that own or otherwise have the right to use such Intellectual Property, Purchaser and the Companies shall enter into a Patent Assignment and License Agreement (the “Patent Assignment and License Agreement”), substantially in the form attached hereto as Exhibit E.
     7.9 Use of Names. Within a reasonable transition period following the Closing Date, which transition period shall not exceed sixty (60) days, the Companies shall, and Purchaser shall cause the Companies to, amend their respective articles of incorporation and file such amendments with the appropriate Governmental Authorities, changing the name of each such Company to a name bearing no resemblance to “HLI” or “Hayes Lemmerz” or “Lemmerz” or “Hayes”. From time to time after the Closing, Purchaser shall deliver to Seller duplicate originals of such amendments, or file-stamped copies of such amendments. After the Closing, Purchaser and the Companies shall not use or permit any of their respective Affiliates to use the name “HLI” or “Hayes Lemmerz” or “Lemmerz” or “Hayes” or any variation or derivative thereof; provided, however, that the Companies shall be permitted to use such names for a reasonable transition period following the Closing Date, which transition period shall in no event exceed sixty (60) days.
     7.10 Employees; Employee Benefits.
          (a) Effective as of the Closing, Purchaser shall, and shall cause its Affiliates to, continue the employment of each employee of the Companies who was employed by any such entities immediately prior to the Closing and who is listed on Schedule 7.10(a) (the “Continuing Employees”) on terms and conditions with respect to salary and wages that are substantially similar to those terms and conditions in effect as of immediately prior to the Closing; provided, however, that, at Closing, Purchaser and its Affiliates shall not hire any employees of the Companies who are on long term disability at Closing, although Purchaser and its Affiliates subsequently may hire such individuals who come off of long-term disability without violating the non-solicitation restrictions in Section 7.6(d). Notwithstanding the foregoing and subject to the specific terms provided herein with respect to certain benefits, as soon as is reasonably practicable following the Closing, Purchaser shall, and shall cause its Affiliates to, implement benefit plans that will provide the Continuing Employees with employee benefits (including, but not limited to, incentive programs, health and welfare benefits and retirement programs) that are, in the aggregate, substantially similar to those provided to the Continuing Employees as of the date hereof. Except as set forth herein, once in effect, each such plan shall continue in effect for no fewer than six months; provided, however, that the Purchaser and its Affiliates retain the right to replace the gainsharing and incentive plans after January 31, 2008. Seller and its Affiliates (excluding the Companies) shall pay to the Continuing Employees all amounts due under the existing long-term and short term incentive plan and gainsharing plan operated by Seller and its Affiliates with thirty (30) days after the Closing. Nothing in this Agreement shall be construed as prohibiting Purchaser or any of its Affiliates from terminating the employment of any Continuing Employee for any reason (or for no reason) following the Closing Date; provided, however, that Seller shall not have any responsibility for any such actions taken by Purchaser or any of its Affiliates (including the Companies).
          (b) Purchaser shall, and shall cause its Affiliates to, cause those employee benefit plans, programs, agreements and arrangements of Purchaser and its Affiliates (the “Purchaser Plans”) to credit each Continuing Employee’s service with a Company or an Affiliate of a Company, or any predecessor employers to a Company or an Affiliate of a Company, to the extent credited under the analogous Plans, as service with Purchaser and its Affiliates for purposes of vesting and eligibility (but not defined benefit pension accruals) under the Purchaser Plans in which a Continuing Employee becomes eligible to participate after the Closing Date and for purposes of determining the amount of benefits under any Purchaser Plan that provides for severance, disability, vacation, paid time off and the like; provided, however, that in no event shall the Continuing Employees be entitled to any credit to the extent that it would result in duplication of benefits with respect to the same period of service. Purchaser shall, and shall cause its Affiliates to, from and after the Closing Date, (i) cause any and all pre-existing condition limitations, eligibility waiting periods, active employment requirements and requirements to show evidence of good health under the Purchaser Plans, to the extent that such conditions, exclusions and waiting periods would have been waived or satisfied under the analogous Plan in which any such Continuing Employee participated immediately prior to the Closing Date, to be waived with respect to Continuing Employees (and their spouses and eligible dependents) who become participants in such Purchaser Plans and (ii) give credit for or otherwise take into account under the Purchaser Plans the out-of-pocket expenses and annual expense limitation amounts paid by each Continuing Employee under the analogous Plan for the year in which the Closing Date occurs.
          (c) For a period of at least six months immediately following the Closing Date, Purchaser shall, and shall cause its Affiliates to, provide severance benefits to the Continuing Employees that are no less favorable than (i) those provided to such Continuing Employees immediately prior to the Closing Date or (ii) those provided to similarly situated employees of Purchaser and its Affiliates from time to time, whichever provides the greater benefit to the Continuing Employees.
          (d) Effective as of the Closing Date, Continuing Employees shall no longer actively participate in the Hayes Lemmerz International, Inc. Retirement Savings Plan (the “Seller’s Savings Plan”). Purchaser shall adopt, or if it has previously adopted shall designate, a tax-qualified defined contribution plan of Purchaser or one of its Affiliates (such plan(s), the “Purchaser’s Savings Plan”) that either (i) provides for a Plan to Plan Transfer (as defined below) or (ii) shall be amended as soon as practicable following the Closing Date to provide for a Plan to Plan Transfer. The Seller shall cause all Continuing Employees to be fully vested in their accounts under the Seller’s Savings Plan (including the Personal Retirement Account (PRA) feature) as of the Closing. Seller represents and warrants to Purchaser that Seller suspended employer matching contributions under Seller’s Savings Plan for the period from May 8, 2006 through December 31, 2006. As soon as administratively feasible following the Closing Date, Seller shall cause all assets attributable to Continuing Employees as of the Closing Date in Seller’s Savings Plan to be liquidated in anticipation of a transfer of such assets (a “Plan-to-Plan

Transfer”) to the Purchaser’s Savings Plan. Any outstanding loan balances under the Seller’s Savings Plan attributable to any Continuing Employee shall not be liquidated. As soon as practicable following the Closing Date, Seller shall provide to Purchaser a list of any such loans (including the date, outstanding balance, interest rate and payment schedule of any such loan), such loans shall be transferred to Purchaser’s Savings Plan pursuant to the Plan-to-Plan Transfer, and any payments on such loans made on or after the Closing Date shall be endorsed (as applicable) and delivered to Purchaser’s Savings Plan. As soon as administratively feasible (but in no event later than three business days following the foregoing liquidation of assets), Seller shall cause Seller’s Savings Plan to transfer the full amount of cash resulting from such liquidation to Purchaser’s Savings Plan, and Purchaser shall cause Purchaser’s Savings Plan to accept such transfer. Purchaser and Seller shall take such other and further action as may be necessary or appropriate (including the adoption of necessary or appropriate plan amendments) to accomplish the Plan-to-Plan Transfer in a timely manner, consistent with the relevant requirements of Section 414(l) of the Code and the regulations thereunder.
     7.11 Assignment and Assumption of Contracts. At the Closing, Seller or its Affiliates shall assign to Purchaser or one or more of the Companies, as determined by Purchaser, and Purchaser or such Companies shall agree, from and after the Closing Date, to pay, perform and discharge when due the Material Contracts set forth on Schedule 7.11 (the “Assumed Contracts”); provided, however, that no Material Contract requiring the Consent of the other party thereto shall be so assigned unless and until such Consent has been obtained. Seller shall use commercially reasonable efforts to obtain all required Consents to such assignments prior to the Closing Date and Purchaser shall provide such information and otherwise cooperate with Seller as reasonably necessary for Seller to obtain such Consents.
     7.12 Title Insurance. At the Closing, Seller and its Affiliates shall use commercially reasonable efforts to cooperate with Purchaser, at the sole expense of Purchaser, to assist Purchaser in seeking to obtain a so-called non-imputation endorsement and, to the extent applicable, a “Fairway” endorsements to each policy of owner’s or leasehold title insurance covering the Owned Realty or the Leased Realty, including, but not limited to, the execution of such affidavits and/or indemnities as may be reasonably requested by the title insurer to provide such endorsements.
     7.13 Tax Matters.
          (a) Tax Indemnification by Seller. Seller shall indemnify, defend and hold harmless the Purchaser Group from and against, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Companies for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Companies (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Code Section 1502 or the Treasury Regulations thereunder or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any Person (other than the Companies) imposed on any of the Companies as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing Date. Seller shall reimburse the Purchaser Group for any Taxes of the Companies that are the responsibility of Seller pursuant to this Section 7.13 within forty-five (45) Business Days after the payment of such Taxes by the Purchaser Group and delivery to Seller of proof of payment and the calculation thereof.
          (b) Tax Indemnification by Purchaser and the Companies. Purchaser and the Companies shall jointly and severally indemnify, defend and hold harmless Seller from and against, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Companies for all taxable periods ending on or after the Closing Date and the portion after the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Companies (or any successor of any of the foregoing) are a member on or after the Closing Date, including pursuant to Code Section 1502 or the Treasury Regulations thereunder or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any Person (other than the Companies) imposed on any of the Companies as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring after the Closing Date. Purchaser and the Companies shall jointly and severally reimburse Seller for any Taxes of the Companies that are the responsibility of Purchaser pursuant to this Section 7.13 within forty-five (45) Business Days after the payment of such Taxes by Seller and delivery to Purchaser of proof of payment and the calculation thereof.
          (c) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts (including Michigan single business tax) of the Companies for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Companies holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Companies for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
          (d) Responsibility for Filing Tax Returns. Seller shall prepare, or cause to be prepared, and timely file or, cause to be timely filed, all Tax Returns which include the Companies that are required to be filed on or prior to the Closing Date (including amendments thereto) and Seller shall include the income of the Companies on such Tax Returns for all periods through the Closing Date and shall pay, or cause to be paid, all Taxes due with respect to such Tax Returns. Purchaser shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for the Companies that are filed after the Closing Date other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of Seller will include the operations of the Companies. Neither Purchaser nor Seller shall file any amended Tax Return for any Tax period that may give rise to a claim for indemnification under Article VIII without the prior written consent of the other party, which consent shall not be unreasonably withheld.

          (e) Cooperation on Tax Matters.
               (i) The Purchaser Group and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 7.13 and any audit, litigation or other proceeding with respect to Taxes and in connection with the Section 338(h)(10) Election. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchaser Group and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Purchaser Group or Sellers, as the case may be, shall allow the other party to take possession of such books and records.
               (ii) The Purchaser Group and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be reasonably necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
               (iii) The Purchaser Group and Seller further agree, upon request, to provide the other party with all information that either Party may be required to report pursuant to Code Section 6043, or Code Section 6043A, or Treasury Regulations promulgated thereunder.
          (f) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Purchaser will join in the execution of any such Tax Returns and other documentation.
          (g) Section 338(h)(10) Election.
               (i) Upon the request by Purchaser, the parties agree that in connection with the sale contemplated hereby, Seller (and/or other entities as necessary, including, without limitation, Hayes, which is the ultimate parent company of the Seller and HLI Homer) shall join with Purchaser in making an election pursuant to Code Section 338(h)(10) (and any such comparable state and local tax provisions), for federal and where applicable, all state and local tax purposes (the “Section 338(h)(10) Election”) with respect to the purchase of the HLI Homer Shares by Purchaser, and shall comply with the rules and regulations applicable to the Section 338(h)(10) Election. All forms, schedules and attachments relating to the Section 338(h)(10) Election for federal, state and local Tax purposes hereinafter shall be referred to as the “Forms”.

               (ii) Purchaser and Seller shall mutually agree, in accordance with applicable tax laws, on the following (the “Section 338(h)(10) Allocation Documents”) (A) IRS Form 8023 and all Forms as are necessary or required to be filed therewith pursuant to applicable Treasury Regulations and (B) a schedule setting forth the allocation of Purchaser’s “adjusted grossed-up basis” in the HLI Homer Shares (within the meaning of the Treasury Regulations under Code Section 338(h)(10)) to the assets of HLI Homer existing as of the Closing Date. Within ninety (90) days after the Closing Date, Purchaser will deliver to Seller proposed Section 338(h)(10) Allocation Documents. Within thirty (30) days after receipt by Seller of Purchaser’s proposed Section 338(h)(10) Allocation Documents, Seller will notify Purchase if Seller has any proposed revisions to such documents. Purchaser and Seller agree to consult and resolve in good faith any disputes regarding the contents of the Forms or the Section 338(h)(10) Allocation Documents prior to the Section 338(h)(10) Filing Date.
               (iii) Purchaser and Seller agree that that the Forms shall be filed with the appropriate tax authorities no later than thirty (30) days before the due date of the Forms as provided under the Treasury Regulations under Code Section 338(h)(10) (the “Section 338(h)(10) Filing Date”). Neither party shall file any Tax Return, or take a position with a Tax authority, that is inconsistent with the Section 338(h)(10) Allocation Documents without the written consent of the other party.
     7.14 Trade and Accounts Receivable. In the event of the receipt by the Seller or its Affiliates of payment on the receivables for the Business due to the Companies under the Assumed Contracts, the Seller shall hold such receipts in trust for, and promptly pay or remit such receipts over to, the Companies in the same form received, without deduction of any kind.
ARTICLE VIII
INDEMNIFICATION OBLIGATIONS; SURVIVAL
     8.1 Agreements to Indemnify.
          (a) Subject to the terms and conditions of this Article VIII, Seller shall indemnify, defend and hold harmless Purchaser and each of the Companies (collectively, the “Purchaser Group”) from and against any and all losses, liabilities, expenses (including reasonable attorneys’ fees), claims and damages (collectively, “Damages”) asserted against, resulting to, imposed upon or suffered by the Purchaser Group, or any one of them, arising out of or related to the following (collectively, “Seller Claims”):
               (i) any breach of any representation or warranty of Seller contained in or made pursuant to this Agreement;
               (ii) any breach of any covenant or agreement of Seller contained in or made pursuant to this Agreement;
               (iii) any accrued liabilities to Continuing Employees under Hayes Lemmerz International’s or its Affiliates’ frozen defined benefit Retirement Income Plan and retiree medical benefit plans;

               (iv) any stock options and other awards granted by Hayes Lemmerz International or its Affiliates;
               (v) any accrued benefits accrued under the Hayes Lemmerz International’s or its Affiliates’ Executive Retirement Plan;
               (vi) claims under Hayes Lemmerz International’s or its Affiliates’ self-insured welfare and fringe benefit plans;
               (vii) payments under the retention agreements between Hayes Lemmerz International or its Affiliates, on the one hand, and any of the Continuing Employees, on the other hand;
               (viii) payments under any of Hayes Lemmerz International’s or its Affiliates’ long or short term-bonus or incentive plans; or
               (ix) any products liability or warranty claims for products manufactured by the Companies prior to the Closing Date.
          (b) Subject to the terms and conditions of this Article VIII, Purchaser and each of the Companies, jointly and severally, shall indemnify, defend and hold harmless Seller from and against any and all Damages asserted against, resulting to, imposed upon or suffered by Seller arising out of or related to the following (collectively, “Purchaser Claims”):
               (i) any breach of any representation or warranty of Purchaser contained in or made pursuant to this Agreement;
               (ii) any breach of any covenant or agreement of Purchaser contained in or made pursuant to this Agreement; or
               (iii) any products liability or warranty claims for products manufactured by the Companies on or after the Closing Date.
               (iv) any liability or obligation arising out of, or relating to, the conduct of the Business, the operation of the Plants or any acts or omissions of the officers, directors, employees or agents of any of the Companies that occurs or accrues on or after the Closing Date, in each case, other than those expressly indemnified against by Seller pursuant to Section 8.1(a).
     8.2 Limitation of Liability.
          (a) Anything in this Agreement to the contrary notwithstanding, the liability of Seller to indemnify the Purchaser Group pursuant to Section 8.1(a) hereof against any Damages sustained by reason of: (i) any Seller Claim pursuant to Section 8.1(a)(i) for a breach of any of the representations or warranties set forth herein shall be limited to Seller Claims as to which any member of the Purchaser Group has given Seller written notice on or prior to the expiration of the applicable survival period for such representation or warranty set forth in Section 8.4, whether or not any Damages have then actually been sustained; and (ii) any Seller Claim pursuant to Section 8.1(a)(ii) for a breach of any of the covenants and agreements set forth herein (except for the covenants and agreements set forth in Sections 7.3, 7.4, 7.5, 7.6 and 7.13 shall be limited to Seller Claims as to which any member of the Purchaser Group has given Seller written notice on or prior to the first (1st) anniversary of the Closing Date, whether or not any Damages have then actually been sustained.
          (b) With the exception of any and all Seller Claims arising under or pursuant to Sections 4.1, 4.2, 4.3, 5.1 and 5.4 hereof (the “Excepted Seller Claims”), the provisions for indemnity contained in Sections 8.1(a)(i) and 8.1(a)(ix) hereof shall be effective only after the aggregate amount of Damages for all Seller Claims exceeds $436,500.00 (the “Threshold Indemnification Amount”), and then only to the extent that the Damages exceed the Threshold Indemnification Amount.
          (c) Anything in this Agreement to the contrary notwithstanding, (i) in no event shall the aggregate amount of Seller’s indemnification obligations pursuant to Section 8.1(a)(i) and 8.1(a)(ix) hereof with respect to Seller Claims for a breach of any of the representations, warranties, covenants or agreements set forth herein exceed an amount equal to $7,275,000.00, on a cumulative basis; and (ii) in no event shall the obligation of Seller to indemnify the Purchaser Group with respect any Excepted Seller Claims in the aggregate exceed the Final Purchase Price, less any amounts paid by Seller with respect to any other Seller Claims.
          (d) Notwithstanding any other provision of this Agreement, Seller shall have no indemnification obligations under Sections 8.1(a)(i) and 8.1(a)(ix) of this Agreement for any Seller Claims as to which the Damages are less than or equal to $10,000 and further such Seller Claims shall be disregarded for purposes of calculating the Threshold Indemnification Amount.
          (e) Notwithstanding anything contained in this Agreement to the contrary, in no event shall Seller have any obligation to indemnify any member of the Purchaser Group against Damages for consequential damages or lost profits and Seller’s obligation to indemnify the Purchaser Group with respect to Seller Claims shall be net of any available insurance proceeds recovered by the Purchaser Group as a result of such Damages (except for insurance proceeds recovered for product liability, product recall, and warranty claims) with respect thereto and any tax benefit realized by any member of the Purchaser Group in connection therewith (and, to the extent any such insurance proceeds or tax benefit are recovered or received by the Purchaser Group after payment of such indemnification obligation, Purchaser shall pay to Seller the amount of such insurance proceeds or tax benefit recovered or received up to the amount of such indemnification payment).
          (f) Notwithstanding anything contained in this Agreement to the contrary, any obligation of Seller to indemnify any member of the Purchaser Group with respect to environmental remediation shall be limited to Damages incurred by the Purchaser Group as may be required by Environmental Laws in effect on the Closing Date or the valid order or judgment of any court or other governmental authority implementing or enforcing such Environmental Laws as in effect on the Closing Date, and in no event shall Seller have any obligation to indemnify the Purchaser Group beyond actions required by Environmental Laws as in effect on the Closing Date or the valid order or judgment of any court or other Governmental Authority implementing or enforcing such Environmental Laws as in effect on the Closing Date. Such costs of remediation must be reasonable costs incurred by a member of the Purchaser Group which are reasonably necessary to satisfy but not exceed the enforceable limits or standards imposed by Environmental Laws as in effect on the Closing Date or the valid order or judgment of any court or other Governmental Authority implementing or enforcing such Environmental Laws as in effect on the Closing Date so that each of the Companies can make use of the applicable property in its business as currently conducted.
          (g) Anything in this Agreement to the contrary notwithstanding:
               (i) the liability of the Purchaser and the Companies to indemnify the Seller pursuant to Section 8.1(b) hereof against any Damages sustained by reason of: (i) a Purchaser Claim pursuant to Section 8.1(b)(i) for a breach of any of the representations or warranties set forth herein shall be limited to Purchaser Claims as to which Seller has given Purchaser written notice on or prior to the expiration of the applicable survival period for such representation or warranty set forth in Section 8.4, whether or not any Damages have then actually been sustained; and (ii) any Purchaser Claim pursuant to Section 8.1(b)(ii) for a breach of any of the covenants and agreement set forth in herein (except for the covenants and agreement set forth in Sections 7.3, 7.5, 7.6 and 7.13) shall be limited to Purchaser Claims as to which the Seller has given the Purchaser written notice on or prior to the first (1st) anniversary of the Closing Date, whether or not any Damages have then actually been sustained.
               (ii) with the exception of any and all Purchaser Claims arising under or pursuant to Sections 6.1, 6.2 and 6.3 hereof (the “Excepted Purchaser Claims”), the provisions for indemnity contained in Sections 8.1(b)(i) and 8.1(b)(iii) hereof shall be effective only after the aggregate amount of Damages for all Purchaser Claims exceeds the $436,500.00, and then only to the extent that the Damages exceed the Threshold Indemnification Amount.
               (iii) in no event shall the aggregate amount of Purchaser’s and the Companies’ indemnification obligations pursuant to Section 8.1(b)(i) hereof with respect to Purchaser Claims for a breach of any of the representations, warranties, covenants or agreements set forth herein exceed an amount equal to $7,275,000.00, on a cumulative basis.
          (h) Notwithstanding anything contained in this Agreement to the contrary, Article VIII of this Agreement shall constitute the sole and exclusive remedy of any member of the Purchaser Group after the date hereof for Damages arising out of, resulting from or incurred in connection with any Seller Claims for a breach of any representation, warranty, covenant or agreement of Seller contained in or made pursuant to this Agreement.
     8.3 Conditions of Indemnification.
          (a) The obligations and liabilities of an indemnifying party under this Agreement with respect to indemnifiable claims made by third parties shall be subject to the following conditions:

               (i) The indemnified party shall give the indemnifying party prompt notice of any such claim, and the indemnifying party shall have the right to undertake the defense thereof with counsel of its choice. In the event that the indemnified party shall fail to give notice of such claim as aforesaid, such failure shall relieve the indemnifying party from their obligation to indemnify the indemnified party with respect to such claim, but only to the extent that the indemnifying party is prejudiced thereby.
               (ii) If the indemnifying party undertakes the defense of any such claim, it shall promptly notify the indemnified party of such undertaking and the indemnified party shall use commercially reasonable efforts to assist the indemnifying party, at the expense of the indemnifying party, in the defense of such claim, and shall promptly send to the indemnifying party, at the expense of the indemnifying party, copies of any documents received by the indemnified party which reasonably relate to such claim.
               (iii) If the indemnifying party, within a reasonable time after notice of any such claim (and in any event within 60 days after notice of such claim or at such earlier time as is reasonably necessary to respond to litigation or other similar action), fails to defend the indemnified party against which such claim has been asserted, the indemnified party shall (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party subject to the right of the indemnifying party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof, except to the extent such assumption would prejudice the defense of such claim; and.
               (iv) Anything in this Article VIII to the contrary notwithstanding, (i) if there is a reasonable probability that a claim may materially and adversely affect the indemnified party other than as a result of money damages or other money payments, the indemnified party shall have the right, at its own cost and expense, to defend, compromise or settle such claim; and (ii) the indemnifying party shall not, without the written consent of the indemnified party, settle or compromise any claim or consent to the entry of any judgment which does not include as a term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability with respect to such claim.
          (b) Seller’s obligations to indemnify and hold the Purchaser Group harmless against Damages are subject to, and conditioned upon, the requirement that if the Purchaser Group has a reasonable good faith basis for asserting a claim for Damages, it shall give prompt written notice to Seller, setting forth in reasonable detail the basis of the claim and the amount thereof (or, if not then determinable by the Purchaser Group, a reasonable good faith estimate of the amount thereof).
          (c) Purchaser’s and the Companies’ obligations to indemnify and hold Seller harmless against Damages are subject to, and conditioned upon, the requirement that if Seller has a reasonable good faith basis for asserting a claim for Damages, it shall give prompt written notice to Purchaser, setting forth in reasonable detail the basis of the claim and the amount thereof (or, if not then determinable by Seller, a reasonable good faith estimate of the amount thereof).

     8.4 Survival of Representations. The representations and warranties in this Agreement shall survive the Closing solely for purposes of this Article VIII for a period equal to the shorter of the second (2nd) anniversary of the Closing Date or the completion by Purchaser’s independent accounting firm of two (2) audits, except that (a) the representations and warranties in Sections 4.1, 4.2, 4.3 and 5.1 shall survive the Closing indefinitely, (b) the representations and warranties set forth in Section 5.9 shall survive the Closing until the third (3rd) anniversary of the Closing Date, (c) the representations and warranties set forth in Section 5.12 shall survive the Closing until the fifth (5th) anniversary of the Closing Date, and (d) the representations and warranties set forth in Section 5.17 shall survive the Closing until 30 days after the expiration of the applicable statute of limitations.
ARTICLE IX
MISCELLANEOUS
     9.1 Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by a national courier service, or if sent by telecopier, provided that the telecopy is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:
To Seller:
HLI Brakes Holding Company, Inc.
15300 Centennial Drive
Northville, MI 48168
Attention: Vice President, Business Development
Fax: (734) 737-2143
with a copy to:
HLI Brakes Holding Company, Inc.
15300 Centennial Drive
Northville, MI 48168
Attention: General Counsel
Fax: (734) 737-5913
To Purchaser:
Brembo S.p.A.
Via Brembo 25
24035 Curno
Bergamo, Italy
Attention: Director, Business Development
Fax: 39 035 605 300

with a copies to:
Bonelli Erede Pappalardo
Studio Legale Via Barozzi
1 — 20122 Milano, Italy
Attention: Umberto Nicodano
Fax: 39 02 77113260
and
Dykema Gossett PLLC
400 Renaissance Center
Detroit, Michigan 48243
Attention: J. Michael Bernard
Fax: (313) 568-6832
     Any such notification shall be deemed delivered (i) upon receipt, if delivered personally, (ii) on the next business day, if sent by national courier service for next business day delivery or (iii) the business day received, if sent by telecopier.
     9.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
     9.3 Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that Purchaser may without such consent assign its rights, duties and obligations hereunder, in whole or in part, to any Affiliate of Purchaser designated by Purchaser in a writing delivered to Seller at or prior to the Closing; provided, however, that no assignment by Purchaser shall relieve Purchaser of any of its obligations hereunder.
     9.4 Entire Agreement. This Agreement (including all Schedules and Exhibits hereto) contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement which will remain in full force and effect for the term provided for therein.
     9.5 Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.
     9.6 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this

Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Seller or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.
     9.7 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.
     9.8 Brokers. The fees of any broker, finder or investment banker hired by Seller or any Company shall be borne by Seller. The fees of any broker, finder or investment banker hired by Purchaser shall be borne solely by Purchaser.
     9.9 Governing Law; Jurisdiction. This Agreement shall be governed by the Laws of the State of Michigan, its rules of conflict of laws notwithstanding. Seller and Purchaser each hereby agree and consent to be subject to the exclusive jurisdiction of the Wayne County Circuit Court of the State of Michigan and the United States District Court for the Eastern District of Michigan in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 9.1.
     9.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.
     9.11 Headings. The heading references herein and in the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.
     9.12 Further Assurances. From time to time after the Closing Date, at the request of the other party hereto and at the expense of the party so requesting, Seller and Purchaser shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate the transactions contemplated hereby.
     9.13 Specific Performance. Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other party hereto irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other party hereto shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance.
     9.14 Knowledge. For purposes of this Agreement, (i) “Knowledge of Seller”, “Seller’s Knowledge,” “knowledge”, “known”, “aware” and words of similar import shall, as used with respect to the Seller, means the actual knowledge of John A. Salvette, Daniel Sandberg, and Matt Stoker, and (ii) “Knowledge of Purchaser”, “Purchaser’s Knowledge,” “knowledge”, “known” “aware” and words of similar import shall, as used with respect to the Purchaser, means the actual knowledge of Roberto Vavassori.
     9.15 Severability. If any term or other provision of this Agreement, or any portion thereof, is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement, or remaining portion thereof, shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any such term or other provision, or any portion thereof, is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are consummated to the fullest extent possible.
     9.16 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

“Seller”	“Purchaser”

HLI BRAKES HOLDING COMPANY, INC.	BREMBO NORTH AMERICA, INC.

By:	By:

Name:	Name:

Title:	Title:

GUARANTEE BY HAYES LEMMERZ INTERNATIONAL, INC.
     The undersigned, HAYES LEMMERZ INTERNATIONAL, INC., a Delaware corporation and the indirect sole shareholder of the Seller, hereby unconditionally and irrevocably guarantees to the Purchaser the full payment and the complete performance by the Seller of all of the Seller’s obligations under the foregoing Stock Purchase Agreement, as well as any agreement, exhibit, certificate, document or statement delivered pursuant thereto, in accordance with, and subject to, the terms and conditions thereof. The undersigned unconditionally waives (a) any right to require the Purchaser to proceed against the Seller or any other party or to pursue any other remedy in the Purchaser’s power whatsoever, and (b) all presentments, demands for performance, protests and notices which may be required by statute, rule, law or otherwise to preserve any rights against the undersigned hereunder, including, without limitation, any demand, or notice of nonperformance or nonpayment of any obligation of the Seller. The provisions hereof shall not be affected by the dissolution, merger, consolidation, or other business combination or change with respect to the Seller or the undersigned.
     In addition, the undersigned agrees to (and will cause its Affiliates to) join in the Section 338(h)(10) Election as defined and described in Section 7.13 of the Stock Purchase Agreement.

HAYES LEMMERZ INTERNATIONAL, INC.
By:
Its:

Date: November 9, 2007

GUARANTEE BY BREMBO S.p.A.
     The undersigned, BREMBO S.p.A., an Italian corporation organized in the form of “Società per Azioni” and the indirect sole shareholder of the Purchaser, hereby unconditionally and irrevocably guarantees to the Seller the full payment and the complete performance by the Purchaser of all of the Purchaser’s obligations under the foregoing Stock Purchase Agreement, as well as any agreement, exhibit, certificate, document or statement delivered pursuant thereto, in accordance with, and subject to, the terms and conditions thereof. The undersigned unconditionally waives (a) any right to require the Seller to proceed against the Purchaser or any other party or to pursue any other remedy in the Seller’s power whatsoever, and (b) all presentments, demands for performance, protests and notices which may be required by statute, rule, law or otherwise to preserve any rights against the undersigned hereunder, including, without limitation, any demand, or notice of nonperformance or nonpayment of any obligation of the Purchaser. The provisions hereof shall not be affected by the dissolution, merger, consolidation, or other business combination or change with respect to the Purchaser or the undersigned.
     In addition, the undersigned agrees to (and will cause its Affiliates to) join in the Section 338(h)(10) Election as defined and described in Section 7.13 of the Stock Purchase Agreement.

BREMBO S.p.A.
By:
Its:

Date: November 9, 2007